Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of First Data Corporation

We have audited the accompanying consolidated balance sheets of First Data Corporation as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), cash flows and equity for each of the three years in the period ended December 31, 2014. Our audits also include the financial statement schedule of valuation and qualifying accounts. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Data Corporation at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Data Corporation’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 27, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 27, 2015, except as to Note 13 and Note 18, as to which the date is August 4, 2015

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of First Data Corporation

We have audited First Data Corporation’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). First Data Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, First Data Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Data Corporation as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and equity for each of the three years in the period ended December 31, 2014 of First Data Corporation and our report dated February 27, 2015, except as to Note 13 and Note 18, as to which the date is August 4, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 27, 2015

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in millions, except per share and share amounts)	2014	2013	2012
Revenues:
Transaction and processing service fees (a)	$6,510	$6,345	$6,330
Product sales and other (a)	1,038	957	988

Total revenues (excluding reimbursable items)	7,548	7,302	7,318
Reimbursable debit network fees, postage, and other	3,604	3,507	3,362

Total revenues	11,152	10,809	10,680

Expenses:
Cost of services (exclusive of items shown below)	2,668	2,723	2,781
Cost of products sold	330	328	330
Selling, general, and administrative	2,043	1,980	1,913
Depreciation and amortization	1,056	1,091	1,192
Other operating expenses:
Restructuring, net	13	48	23
Impairments	—	—	5
Litigation and regulatory settlements	—	8	—

Total expenses (excluding reimbursable items)	6,110	6,178	6,244
Reimbursable debit network fees, postage, and other	3,604	3,507	3,362

Total expenses	9,714	9,685	9,606

Operating profit	1,438	1,124	1,074

Interest income	11	11	9
Interest expense	(1,753)	(1,881)	(1,898)
Loss on debt extinguishment	(260)	—	—
Other income (expense)	161	(47)	(94)

	(1,841)	(1,917)	(1,983)

Loss before income taxes and equity earnings in affiliates	(403)	(793)	(909)
Income tax expense (benefit)	82	87	(224)
Equity earnings in affiliates	220	188	158

Net loss	(265)	(692)	(527)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	193	177	174

Net loss attributable to First Data Corporation	$(458)	$(869)	$(701)

Net loss per share, basic and diluted	$(458,000)	$(869,000)	$(701,000)

Weighted-average shares used to compute basic and diluted net loss per share	1,000	1,000	1,000

(a)	Includes processing fees, administrative service fees, and other fees charged to merchant alliances accounted for under the equity method of $181 million, $164 million, and $160 million for the years ended December 31, 2014, 2013, and 2012, respectively.

See Notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
(in millions)	2014	2013	2012
Net loss	$(265)	$(692)	$(527)
Other comprehensive income (loss), net of tax:
Unrealized gains on securities	(7)	1	—
Unrealized gains on hedging activities	—	—	72
Pension liability adjustments	(36)	40	(39)
Foreign currency translation adjustment	(308)	(77)	16

Total other comprehensive income (loss), net of tax	(351)	(36)	49

Comprehensive loss	(616)	(728)	(478)
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	182	178	177

Comprehensive loss attributable to First Data Corporation	$(798)	$(906)	$(655)

See Notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in millions, except common stock share amounts)	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$358	$425
Accounts receivable, net of allowance for doubtful accounts of $51 and $32	1,752	1,764
Settlement assets	7,555	7,542
Other current assets	289	345

Total current assets	9,954	10,076

Property and equipment, net of accumulated depreciation of $1,233 and $1,150	930	849
Goodwill	17,017	17,248
Customer relationships, net of accumulated amortization of $4,871 and $4,418	2,604	3,162
Other intangibles, net of accumulated amortization of $1,965 and $1,743	1,745	1,720
Investment in affiliates	1,101	1,334
Long-term settlement assets	3	15
Other long-term assets	915	836

Total assets	$34,269	$35,240

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$280	$288
Short-term and current portion of long-term borrowings	161	146
Settlement obligations	7,557	7,553
Other current liabilities	1,533	1,631

Total current liabilities	9,531	9,618

Long-term borrowings	20,711	22,557
Long-term deferred tax liabilities	521	553
Other long-term liabilities	788	750

Total liabilities	31,551	33,478

Commitments and contingencies (See Note 9)
Redeemable noncontrolling interest	70	69
First Data Corporation stockholder’s deficit:
Common stock, $0.01 par value; 1,000 shares authorized and issued (2014 and 2013)	—	—
Additional paid-in capital	9,906	7,384

Paid-in capital	9,906	7,384
Accumulated loss	(9,429)	(8,285)
Accumulated other comprehensive loss	(929)	(589)

Total First Data Corporation stockholder’s deficit	(452)	(1,490)

Noncontrolling interests	3,100	3,183

Total equity	2,648	1,693

Total liabilities and equity	$34,269	$35,240

See Notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in millions)	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(265)	$(692)	$(527)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	1,163	1,212	1,331
Charges related to other operating expenses and other income	112	103	122
Other non-cash and non-operating items, net	3	(9)	(40)
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Accounts receivable, current and long-term	(61)	63	(50)
Other assets, current and long-term	63	3	260
Accounts payable and other liabilities, current and long-term	12	(1)	(35)
Income tax accounts	(14)	(6)	(294)

Net cash provided by operating activities	1,013	673	767

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from dispositions, net of expenses paid	270	18	—
Additions to property and equipment	(308)	(194)	(193)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(259)	(185)	(177)
Acquisitions, net of cash acquired	(31)	(12)	(33)
Proceeds from sale of property and equipment	3	12	8
Contributions to equity method investments	—	—	(8)
Other investing activities	(4)	8	6

Net cash used in investing activities	(329)	(353)	(397)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	12	(109)	99
Proceeds from issuance of long-term debt	350	—	—
Debt modification (payments) proceeds and related financing costs	(343)	(10)	17
Principal payments on long-term debt	(2,261)	(93)	(84)
Proceeds from sale-leaseback transactions	—	—	14
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	(266)	(224)	(262)
Purchase of noncontrolling interest	(1)	(24)	(25)
Capital transactions with parent, net	1,788	(30)	(8)

Net cash used in financing activities	(721)	(490)	(249)

Effect of exchange rate changes on cash and cash equivalents	(30)	(13)	1

Change in cash and cash equivalents	(67)	(183)	122

Cash and cash equivalents at beginning of period	425	608	486

Cash and cash equivalents at end of period	$358	$425	$608

SUPPLEMENTAL CASH FLOW INFORMATION:
Income tax payments, net of refunds received	$96	$93	$70
Interest paid	1,701	1,802	1,794
Distributions received from equity method investments	278	261	245
NON-CASH TRANSACTIONS:
Capital leases, net of trade-ins	$128	$112	$55

See Notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

	First Data Corporation Shareholder
(in millions, except common stock share amounts)	Common Shares	Accumulated Loss	Accumulated Other Comprehensive Income (Loss)	Paid-In Capital	Noncontrolling Interests	Total
Balance, December 31, 2011	1,000	$(6,680)	$(598)	$7,375	$3,311	$3,408

Distributions and dividends paid to noncontrolling interests	—	—	—	—	(225)	(225)
Net (loss) income (a)	—	(701)	—	—	138	(563)
Other comprehensive income	—	—	46	—	3	49
Stock compensation expense and other	—	—	—	12	—	12
Cash dividends paid by First Data Corporation to Parent	—	(7)	—	—	—	(7)
Purchase of noncontrolling interest	—	—	—	(46)	(2)	(48)

Balance, December 31, 2012	1,000	(7,388)	(552)	7,341	3,225	2,626

Distributions and dividends paid to noncontrolling interests	—	—	—	—	(189)	(189)
Net (loss) income (a)	—	(869)	—	—	143	(726)
Other comprehensive (loss) income	—	—	(37)	—	1	(36)
Adjustments to redemption value of redeemable noncontrolling interest	—	—	—	(2)	—	(2)
Stock compensation expense and other	—	—	—	32	—	32
Capital contributed by Parent	—	—	—	7	—	7
Cash dividends paid by First Data Corporation to Parent	—	(28)	—	—	—	(28)
Purchase of noncontrolling interest	—	—	—	6	3	9

Balance, December 31, 2013	1,000	(8,285)	(589)	7,384	3,183	1,693

Distributions and dividends paid to noncontrolling interests	—	—	—	—	(231)	(231)
Net (loss) income (a)	—	(458)	—	—	159	(299)
Other comprehensive loss	—	—	(340)	—	(11)	(351)
Adjustment to redemption value of redeemable noncontrolling interest	—	—	—	(2)	—	(2)
Stock compensation expense and other	—	—	—	43	—	43
Capital contributed by Parent	—	—	—	2,482	—	2,482
Cash dividends paid by First Data Corporation to Parent	—	(686)	—	—	—	(686)
Purchase of noncontrolling interest	—	—	—	(1)	—	(1)

Balance, December 31, 2014	1,000	$(9,429)	$(929)	$9,906	$3,100	$2,648

(a)	The total net loss presented in the Consolidated Statements of Equity for the twelve months ended December 31, 2014, 2013, and 2012 is $34 million, $34 million, and $36 million, respectively, greater than the amount presented on the Consolidated Statements of Operations due to the net income attributable to the redeemable noncontrolling interest not included in equity.

See Notes to consolidated financial statements.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Business Description

First Data Corporation (FDC or the Company) is a global provider of electronic commerce and payment solutions for merchants, financial institutions, and card issuers. The services the Company provides include merchant transaction processing and acquiring; credit, retail, and debit card issuing and processing; prepaid services; and check verification, settlement and guarantee services.

Consolidation

The accompanying consolidated financial statements of FDC include the accounts of FDC and its controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated affiliated companies are accounted for under the equity method and are included in “Investment in affiliates” in the accompanying Consolidated Balance Sheets. The Company generally utilizes the equity method of accounting when it has an ownership interest of between 20% and 50% in an entity, provided the Company is able to exercise significant influence over the investee’s operations.

The Company consolidates an entity’s financial statements when the Company has a controlling financial interest in the entity. Control is normally established when ownership interests exceed 50% in an entity; however, when the Company does not exercise control over a majority-owned entity as a result of other investors having rights over the management and operations of the entity, the Company accounts for the entity under the equity method. As of December 31, 2014 and 2013, there were no greater-than-50%-owned affiliates whose financial statements were not consolidated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Presentation

Depreciation and amortization presented as a separate line item on the Company’s Consolidated Statements of Operations does not include amortization of initial payments for new contracts which is recorded as a contra-revenue within “Transaction and processing service fees.” Also not included is amortization related to equity method investments which is netted within the “Equity earnings in affiliates” line. The following table presents the amounts associated with such amortization:

	Year ended December 31,
(in millions)	2014	2013	2012
Amortization of initial payments for new contracts	$45	$42	$44
Amortization related to equity method investments	62	79	95

Reclassifications

Certain reclassifications have been made to the consolidated financial statements of prior periods to conform to the current period presentation. The reclassifications had no impact on net loss, equity, or cash flows as previously reported.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenue Recognition

The majority of the Company’s revenues are comprised of: 1) transaction-based fees, which typically constitute a percentage of dollar volume processed; 2) fees per transaction processed; 3) fees per account on file, both active and inactive, during the period; or 4) some combination thereof.

In multiple-element transactions, revenue is allocated to the separate units of accounting provided each element has stand-alone value to the customer. Stand-alone value is based on the relative selling price of any undelivered items for which delivery is probable and substantially within the Company’s control.

In the case of contracts that the Company owns and manages, revenue is comprised of fees charged to the client, net of interchange and assessments charged by the credit card associations, and is recognized at the time the client accepts a point of sale transaction. The fees charged to the client are a percentage of the credit card and signature based debit card transaction’s dollar value, a fixed amount or a combination of the two. Personal identification number based debit (PIN-debit) network fees are recognized in “Reimbursable debit network fees, postage, and other” revenues and expenses in the Consolidated Statements of Operations. STAR Network access fees charged to clients are assessed on a per transaction basis. Interchange fees and assessments charged by credit card associations to the Company’s consolidated subsidiaries and network fees related to PIN-debit transactions charged by debit networks are as follows:

	Year ended December 31,
(in millions)	2014	2013	2012
Interchange fees and assessments	$20,406	$19,368	$18,373
Debit network fees	2,965	2,915	2,786

The Company charges processing fees to its merchant alliances. In situations where an alliance is accounted for under the equity method, the Company’s consolidated revenues include the processing fees charged to the alliance, as presented on the face of the Consolidated Statements of Operations.

Revenue from check verification, settlement, and guarantee services is recognized at the time of sale less the fair value of the guarantee. The fair value of the guarantee is deferred and recognized at the later of the Company being called upon to honor the guarantee or the expiration of the guarantee. Check verification fees generally are a fixed amount per transaction while check guarantee fees generally are a percentage of the check amount.

The purchase and sale of merchant contracts is an ordinary element of the Company’s businesses, and therefore, the gains from selling these revenue-generating assets are included within the “Product sales and other” component of revenues.

Fees based on cardholder accounts on file, both active and inactive, are recognized after the requisite services or period has occurred. Fees for PIN-debit transactions where the Company is the debit card processor for the financial institution are recognized on a per transaction basis. Revenues for output services are derived primarily on a per piece basis and consist of fees for the production, materials, and postage related to mailing finished products and recognized as the services are provided.

The sale and leasing of point-of-sale (POS) devices (terminals) are also reported in “Product sales and other”. Revenue for terminals sold or sold under a sales-type lease transaction is recognized when the following four criteria are met: evidence of an agreement exists, delivery has occurred, the selling price or minimum lease payments are fixed or determinable, and collection of the selling price or minimum lease payments is reasonably assured. Revenue for operating leases is recognized on a straight-line basis over the lease term.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Services not specifically described above are generally transaction based fees that are recognized at the time the transactions are processed or programming services that are recorded as work is performed.

Stock-Based Compensation

Stock-based compensation to employees is measured at the grant date fair values of the respective stock options and restricted stock awards. For awards without certain liquidity or employment triggers, expense is recognized over the requisite service periods and for awards with certain liquidity or employment triggers, expense is recognized upon the occurrence of such events. An estimate of forfeitures is applied when calculating compensation expense. The Company recognizes compensation cost on awards with graded vesting on a straight-line basis over the requisite service period for the entire award. Refer to Note 11 “Stock Compensation Plans” of these consolidated financial statements for details regarding the Company’s stock-based compensation plan.

Foreign Currency Translation

The U.S. dollar is the functional currency for most of the Company’s U.S.-based businesses and certain foreign-based businesses. Significant operations with a local currency as their functional currency include operations in the United Kingdom, Australia, Germany, Ireland, Greece, and Argentina. Foreign currency-denominated assets and liabilities for these units and other less significant operations are translated into U.S. dollars based on exchange rates prevailing at the end of the period, and revenues and expenses are translated at average exchange rates during each monthly period. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of those entities where the functional currency is not the U.S. dollar are included as a component of Other Comprehensive Income (OCI). Intercompany loans are generally not considered invested on a long-term basis and such foreign currency gains and losses are recorded in income. Transaction gains and losses related to operating assets and liabilities are included in the “Cost of services” and “Selling, general, and administrative” lines of the Consolidated Statements of Operations and were immaterial. Non-operating transaction gains and losses derived from non-operating assets and liabilities are included in the “Other income (expense)” line of the Consolidated Statements of Operations and are separately disclosed in Note 7 “Supplemental Financial Information” of these consolidated financial statements.

Derivative Financial Instruments

The Company is exposed to various financial and market risks, including those related to changes in interest rates and foreign currency exchange rates, that exist as part of its ongoing business operations. The Company uses derivative instruments (i) to mitigate cash flow risks with respect to changes in interest rates (forecasted interest payments on variable rate debt), (ii) to maintain a desired ratio of fixed rate and floating rate debt, and (iii) to protect the net investment in certain foreign subsidiaries and/or affiliates with respect to changes in foreign currency exchange rates. The Company’s objective is to engage in risk management strategies that provide adequate downside protection.

Derivative instruments are entered into for periods consistent with related underlying exposures. The Company applies strict policies to manage each of these risks, including prohibition against derivatives trading, derivatives market-making or any other speculative activities. Although most of the Company’s derivatives either do not qualify or are not designated for hedge accounting, they are maintained for economic hedge purposes and are not considered speculative.

The Company formally documents all relationships between hedging instruments and the underlying hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that have been designated as cash flow hedges to forecasted

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

transactions and net investment hedges to the underlying investment in a foreign subsidiary or affiliate. For designated hedges, the Company formally assesses, both at inception of the hedge and on an ongoing basis, whether the hedge is highly effective in offsetting changes in cash flows or foreign currency exposure of the underlying hedged items. The Company also performs an assessment of the probability of the forecasted transactions on a periodic basis. If it is determined that a derivative ceases to be highly effective during the term of the hedge or if the forecasted transaction is no longer probable, the Company discontinues hedge accounting prospectively for such derivative.

The Company monitors the financial stability of its derivative counterparties and all counterparties remain highly-rated (in the “A” category or higher). The credit risk inherent in these agreements represents the possibility that a loss may occur from the nonperformance of a counterparty to the agreements. The Company performs a review at inception of the hedge, as circumstances warrant, and at least on a quarterly basis, of the credit risk of these counterparties. The Company also monitors the concentration of its contracts with individual counterparties. The Company’s exposures are in liquid currencies (primarily in U.S. dollars, euros, Australian dollars, British pounds, and Canadian dollars), so there is minimal risk that appropriate derivatives to maintain the hedging program would not be available in the future.

The Company recognizes all derivative financial instruments in the Consolidated Balance Sheets as assets or liabilities at fair value. Such amounts are recorded in “Other current assets”, “Other long-term assets”, “Other current liabilities” or “Other long-term liabilities” in the Consolidated Balance Sheets. The Company’s policy is to present all derivative balances on a gross basis, without regard to counterparty master netting agreements or similar arrangements. Changes in fair value of derivative instruments are recognized immediately in earnings unless the derivative is designated and qualifies as a hedge of future cash flows or a hedge of a net investment in a foreign operation. For derivatives that qualify as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity as a component of OCI and then recognized in earnings in the same period or periods during which the hedged item affects earnings. For derivatives that qualify as a hedge of a net investment in a foreign operation, the gain or loss is reported in OCI as part of the cumulative translation adjustment to the extent the hedge is effective. Any ineffective portions of cash flow hedges and net investment hedges are recognized in the “Other income (expense)” line in the Consolidated Statements of Operations during the period of change. Additional discussion of derivative instruments is provided in Note 5 “Derivative Financial Instruments” of these consolidated financial statements.

Noncontrolling and Redeemable Noncontrolling Interests

Noncontrolling interests represent the minority shareholders’ share of the net income or loss and equity in consolidated subsidiaries. Substantially all of the Company’s noncontrolling interests are presented pretax in the Consolidated Statements of Operations as “Net income attributable to noncontrolling interests and redeemable noncontrolling interest” because the majority of the Company’s non-wholly owned consolidated subsidiaries are flow through entities for tax purposes. Noncontrolling interests are presented as a component of equity in the Consolidated Balance Sheets and reflect the original investments by these noncontrolling shareholders in the consolidated subsidiaries, along with their proportionate share of the earnings or losses of the subsidiaries, net of dividends or distributions. Noncontrolling interests that are redeemable at the option of the holder are presented outside of equity and are carried at their estimated redemption value. A noncontrolling interest is recorded on the date of acquisition based on the total fair value of the acquired entity and the noncontrolling interest’s share of that value.

Reserve for Merchant Credit Losses and Check Guarantees

With respect to the merchant acquiring business, the Company’s merchant customers (or those of its unconsolidated alliances) have the liability for any charges properly reversed by the cardholder. In the event,

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

however, that the Company is not able to collect such amounts from the merchants due to merchant fraud, insolvency, bankruptcy or another reason, the Company may be liable for any such reversed charges. The Company’s risk in this area primarily relates to situations where the cardholder has purchased goods or services to be delivered in the future such as airline tickets.

The Company’s obligation to stand ready to perform is minimal in relation to the total dollar volume processed. The Company requires cash deposits, guarantees, letters of credit or other types of collateral from certain merchants to minimize this obligation. Collateral held by the Company is classified within “Settlement assets” and the obligation to repay the collateral if it is not needed is classified within “Settlement obligations” on the Company’s Consolidated Balance Sheets. The Company also utilizes a number of systems and procedures to manage merchant risk. Despite these efforts, the Company historically has experienced some level of losses due to merchant defaults.

The Company’s contingent obligation relates to imprecision in its estimates of required collateral. A provision for this obligation is recorded based primarily on historical experience of credit losses and other relevant factors such as economic downturns or increases in merchant fraud. Merchant credit losses are included in “Cost of services” in the Company’s Consolidated Statements of Operations. The amount of the reserves attributable to entities consolidated by the Company was $20 million and $24 million as of December 31, 2014 and 2013, respectively.

The majority of the TeleCheck Services, Inc. (TeleCheck) business involves the guarantee of checks received by merchants. If the check is returned, TeleCheck is required to purchase the check from the merchant at its face value and pursue collection from the check writer. A provision for estimated check returns, net of anticipated recoveries, is recorded at the transaction inception based on recent history. The following table presents the accrued warranty and recovery balances:

	As of December 31,
(in millions)	2014	2013
Accrued warranty balances	$9	$9
Accrued recovery balances	25	27

Accrued warranties are included in “Other current liabilities” and accrued recoveries are included in “Accounts receivable” in the Consolidated Balance Sheets. The maximum potential future payments under the guarantees were estimated by the Company to be approximately $1.2 billion as of December 31, 2014 which represented an estimate of the total uncleared checks at that time.

Income Taxes

The Company and its domestic subsidiaries file a consolidated U.S. income tax return with their parent, First Data Holdings, Inc. (FDH). The Company’s foreign operations file income tax returns in their local jurisdictions. Income taxes are computed in accordance with current accounting guidance and reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. The Company has deferred tax assets and liabilities and maintains valuation allowances where it is more likely than not that all or a portion of deferred tax assets will not be realized. To the extent the Company determines that it will not realize the benefit of some or all of its deferred tax assets, then these deferred tax assets will be adjusted through the Company’s provision for income taxes in the period in which this determination is made.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company recognizes the tax benefits from uncertain tax positions only when it is more likely than not, based on the technical merits of the position, that the tax position will be sustained upon examination, including the resolution of any related appeals or litigation. The tax benefits recognized in the consolidated financial statements from such a position are measured as the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution.

Cash and Cash Equivalents

Investments (other than those included in settlement assets) with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value. Cash and cash equivalents that were restricted from use due to regulatory requirements are included in “Other long-term assets” in the Consolidated Balance Sheets and were immaterial as of December 31, 2014 and 2013.

Accounts Receivable and Leasing Receivables

Accounts receivable balances are stated net of allowance for doubtful accounts. Historically, the Company has infrequently incurred significant write-offs. The Company records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. Long-term accounts receivable balances are included in “Other long-term assets” in the Consolidated Balance Sheets.

The Company has receivables associated with its POS terminal leasing businesses. Leasing receivables are included in “Accounts receivable” and “Other long-term assets” in the Consolidated Balance Sheets. The Company recognizes interest income on its leasing receivables using the effective interest method. Interest income from leasing receivables is included in “Product sales and other” in the Consolidated Statements of Operations. For direct financing leases, the interest rate used incorporates initial direct costs included in the net investment in the lease. For sales type leases, initial direct costs are expensed as incurred.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the lesser of the estimated useful life of the related assets (generally three to 10 years for equipment, furniture, and leasehold improvements, and 30 years for buildings) or the lease term. Maintenance and repairs which do not extend the useful life of the respective assets are charged to expense as incurred. The following table presents the amounts charged to expense for the depreciation and amortization of property and equipment, including equipment under capital lease:

Year ended December 31,
(in millions)	Amount
2014	$286
2013	288
2012	285

Goodwill and Other Intangibles

Goodwill represents the excess of purchase price over tangible and intangible assets acquired less liabilities assumed arising from business combinations. Goodwill is generally allocated to reporting units based upon relative fair value (taking into consideration other factors such as synergies) when an acquired business is integrated into multiple reporting units. The Company’s reporting units are at the operating segment level or

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

businesses one level below the operating segment level for which discrete financial information is prepared and regularly reviewed by management. When a business within a reporting unit is disposed of, goodwill is allocated to the disposed business using the relative fair value method. Relative fair value is estimated using a discounted cash flow analysis.

The Company tests goodwill annually for impairment, as well as upon an indicator of impairment, using a fair value approach at the reporting unit level. The Company estimates the fair value of each reporting unit using a discounted cash flow analysis. The Company performed its annual goodwill impairment test in the fourth quarters of 2014 and 2013. As of October 1, 2014, the most recent impairment analysis date, the fair value of each reporting unit exceeded its carrying value. The Company did not record any goodwill impairment charges in 2014 or 2013.

The following table presents changes to goodwill for the years ended December 31, 2013 and 2014:

(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Divested Operations	Totals
Balance as of January 1, 2013
Goodwill	$15,909	$2,228	$2,205	$181	$20,523
Accumulated impairment losses	(1,363)	(683)	(1,013)	(181)	(3,240)

	14,546	1,545	1,192	—	17,283

Acquisitions	24	—	—	—	24
Other adjustments (primarily foreign currency)	(41)	(18)	—	—	(59)

Balance as of December 31, 2013
Goodwill	15,892	2,210	2,205	181	20,488
Accumulated impairment losses	(1,363)	(683)	(1,013)	(181)	(3,240)

	14,529	1,527	1,192	—	17,248

Acquisitions	—	—	33	—	33
Other adjustments (primarily foreign currency)	(180)	(84)	—	—	(264)

Balance as of December 31, 2014
Goodwill	15,712	2,126	2,238	181	20,257
Accumulated impairment losses	(1,363)	(683)	(1,013)	(181)	(3,240)

	$14,349	$1,443	$1,225	$—	$17,017

Customer relationships represent the estimated value of the Company’s relationships with customers, primarily merchants and financial institutions, to which it provides services. Customer relationships are amortized based on the pattern of undiscounted cash flows for the period as a percentage of total projected undiscounted cash flows. The Company selected this amortization method for these customer relationships based on a conclusion that the projected undiscounted cash flows could be reliably determined.

The Company capitalizes initial payments for new contracts, contract renewals, and conversion costs associated with customer processing relationships to the extent recoverable through future operations, contractual minimums, and/or penalties in the case of early termination. The Company’s accounting policy is to limit the amount of capitalized costs for a given contract to the lesser of the estimated ongoing future cash flows from the contract or the termination fees the Company would receive in the event of early termination of the contract by the customer. The initial payments for new contracts and contract renewals are amortized over the term of the

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

contract as a reduction of the associated revenue (transaction and processing service fees). Conversion costs are also amortized over the term of the contract but are recorded as an expense in “Depreciation and amortization” in the Consolidated Statements of Operations.

The Company develops software that is used in providing processing services to customers. To a lesser extent, the Company also develops software to be sold or licensed to customers. Costs incurred during the preliminary project stage are expensed as incurred. Capitalization of costs begins when the preliminary project stage is completed and management, with the relevant authority, authorizes and commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalization of costs ceases when the software is substantially complete and ready for its intended use. Software development costs are amortized using the straight-line method over the estimated useful life of the software, which is generally five years. Software acquired in connection with business combinations is amortized using the straight-line method over the estimated useful life of the software which generally ranges from three to 10 years.

In addition to capitalized contract and software development costs, other intangibles include copyrights, patents, purchased software, trademarks, and non-compete agreements acquired in business combinations. Other intangibles, except for the First Data trade name discussed below, are amortized on a straight-line basis over the length of the contract or benefit period, which generally ranges from three to 25 years. The intangible amortization expense associated with customer relationships and other intangibles, including amortization associated with investments in affiliates, was as follows:

Year ended December 31,
(in millions)	Amount
2014	$877
2013	924
2012	1,046

The carrying value of the First Data trade name is $604 million as of December 31, 2014 and 2013. Upon consideration of many factors, including the determination that there are no legal, regulatory or contractual provisions that limit the useful life of the First Data trade name, the Company determined that the First Data trade name had an indefinite useful life. The Company also considered the effects of obsolescence, demand, competition, other economic factors, and ability to maintain and protect the trade name without significant expenditures. The First Data trade name is expected to contribute directly or indirectly to the future cash flows of the Company for an indefinite period. As an indefinite lived asset, the First Data trade name is not amortized but is reviewed annually for impairment until such time as it is determined to have a finite life. The First Data trade name was not impaired as of December 31, 2014 or 2013.

The following table provides the components of other intangibles:

	As of December 31,
	2014			2013
(in millions)	Cost	Accumulated Amortization	Net of Accumulated Amortization	Cost	Accumulated Amortization	Net of Accumulated Amortization
Customer relationships	$7,475	$(4,871)	$2,604	$7,580	$(4,418)	$3,162

Other intangibles:
Conversion costs	$205	$(89)	$116	$167	$(71)	$96
Contract costs	235	(131)	104	218	(111)	107
Software	1,856	(1,415)	441	1,649	(1,264)	385
Other, including trade names	1,414	(330)	1,084	1,429	(297)	1,132

Total other intangibles	$3,710	$(1,965)	$1,745	$3,463	$(1,743)	$1,720

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The estimated future aggregate amortization expense for the next five years is as follows:

Year ended December 31,
(in millions)	Amount
2015	$751
2016	588
2017	486
2018	419
2019	365

The Company tests contract and conversion costs for recoverability on an annual basis by comparing the remaining expected undiscounted cash flows under the contract to the net book value. Any assets that are determined to be unrecoverable are written down to their fair value. In addition to this annual test, these assets and all other long lived assets are tested for impairment upon an indicator of potential impairment.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Fair value is defined by accounting guidance as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the hierarchy prescribed in the accounting guidance for fair value measurements, based upon the available inputs to the valuation and the degree to which they are observable or not observable in the market. The Company maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs. The three levels in the hierarchy are as follows:

•	Level 1 Inputs—Quoted prices (unadjusted) for identical assets or liabilities in active markets that are accessible as of the measurement date.

•	Level 2 Inputs—Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including but not limited to quoted prices in markets that are not active, quoted prices in active markets for similar assets or liabilities, and observable inputs other than quoted prices such as interest rates or yield curves.

•	Level 3 Inputs—Unobservable inputs reflecting the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

During the years ended December 31, 2014 and 2013, the Company did not record any adjustments over $5 million to the carrying value of existing assets based on non-recurring fair value measurements.

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average shares outstanding during the period, without consideration for any potential dilutive shares. Dilutive loss per share is the same as basic loss per share for all periods presented because there are no dilutive or potentially dilutive securities.

New Accounting Guidance

In May 2014, the Financial Accounting Standards Board (FASB) issued guidance that requires companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled to in an exchange for those goods or services. It

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

also requires enhanced disclosures about revenue, provides guidance for transactions that were not previously addressed comprehensively, and improves guidance for multiple-element arrangements. The guidance applies to any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance is effective for public companies for annual periods beginning after December 15, 2016 as well as interim periods within those annual periods using either the full retrospective approach or modified retrospective approach. Early adoption is not permitted. On July 9, 2015, the FASB deferred the effective date by one year to December 15, 2017 for annual reporting periods beginning after that date. The FASB also permitted early adoption of the standard, but not before the original effective date of December 15, 2016. The Company is currently evaluating the impacts of the new guidance on its consolidated financial statements.

Note 2: Restructuring

During the years ended December 31, 2014, 2013, and 2012, the Company recorded restructuring charges in connection with management’s alignment of the business with strategic objectives and cost savings initiatives as well as refinements of estimates. During 2014 and 2013, the Company also recorded restructuring charges in connection with the departure of certain executive officers. Additionally in 2014 and 2012, the Company recorded restructuring charges related to certain relocation efforts in the U.S. and Germany, respectively.

A summary of net pretax benefits (charges), incurred by segment, for each period is as follows:

	Pretax Benefit (Charge)
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Year ended December 31, 2014
Restructuring charges	$(1)	$—	$(2)	$(14)	$(17)
Restructuring accrual reversals	1	1	—	2	4

Restructuring, net	$—	$1	$(2)	$(12)	$(13)

Year ended December 31, 2013
Restructuring charges	$(16)	$(6)	$(6)	$(26)	$(54)
Restructuring accrual reversals	2	2	—	2	6

Restructuring, net	$(14)	$(4)	$(6)	$(24)	$(48)

Year ended December 31, 2012
Restructuring charges	$(16)	$(10)	$—	$(2)	$(28)
Restructuring accrual reversals	2	2	1	—	5

Restructuring, net	$(14)	$(8)	$1	$(2)	$(23)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the Company’s utilization of restructuring accruals for the years ended December 31, 2013 and 2014:

(in millions)	Employee Severance	Facility Closure and Other
Remaining accrual as of January 1, 2013	$13	$—
Expense provision	54	—
Cash payments and other	(40)	—
Changes in estimates	(6)	—

Remaining accrual as of December 31, 2013	21	—
Expense provision	16	1
Cash payments and other	(21)	—
Changes in estimates	(4)	—

Remaining accrual as of December 31, 2014	$12	$1

Note 3: Acquisitions and Dispositions

2014 Acquisitions

In August 2014, the Company acquired Gyft, Inc., a leading digital platform that enables consumers to buy, send, manage, and redeem gift cards using mobile devices. The final purchase consideration will vary based on contingent consideration which will be determined based on sales for the next three years. The acquisition is reported as part of the Network & Security Solutions segment. Refer to Note 9 “Commitments and Contingencies” of these consolidated financial statements for additional information regarding the liability for contingent consideration.

2014 Dispositions

On May 29, 2014, the Company completed the sale of its 30% minority interest in a transportation payments business, Electronic Funds Source LLC (EFS), which was reported as part of the Network & Security Solutions segment. The Company recognized a gain on sale of $98 million recorded in “Other income (expense)” in the Consolidated Statements of Operations, comprised of $264 million in cash reduced by its investment and associated deal costs of $166 million, and recorded an income tax provision of $7 million as a result of the final settlement of the sale.

2013 Acquisitions

In October 2013, the Company acquired Perka Inc., a provider of a mobile marketing and consumer loyalty solution. The acquisition is reported as part of the Global Business Solutions segment. Refer to Note 9 “Commitments and Contingencies” of these consolidated financial statements for additional information regarding the liability for contingent consideration.

2012 Acquisitions

In April 2012, the Company acquired the remaining 30% noncontrolling interest in Omnipay, which was paid for in approximately two equal installments during April 2012 and April 2013. The acquisition is reported as part of the Global Business Solutions segment.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In December 2012, the Company acquired 100% of Clover Network, Inc., a provider of payment network services for total consideration of $54 million, net of cash acquired. The transaction consisted of net cash consideration of $34 million as well as a series of contingent payments based on the achievement of specified sales targets. These contingent payments are classified as purchase consideration if made to outside investors and compensation if made to current and future employees. As part of the purchase price, the Company recorded a $20 million liability for the contingent consideration due to outside investors based upon the net present value of the Company’s estimate of the future payments. The acquisition is reported as part of the Global Business Solutions segment. Refer to Note 9 “Commitments and Contingencies” of these consolidated financial statements for additional information regarding the liability for contingent consideration.

Note 4: Settlement Assets and Obligations

Settlement assets and obligations result from the Company’s processing services and associated settlement activities, including settlement of payment transactions. Settlement assets are generated principally from merchant services transactions. Certain merchant settlement assets that relate to settlement obligations accrued by the Company are held by partner banks to which the Company does not have legal ownership but has the right to use to satisfy the related settlement obligation. The Company records corresponding settlement obligations for amounts payable to merchants and for payment instruments not yet presented for settlement. The difference in the aggregate amount of such assets and liabilities is primarily due to unrealized net investment gains and losses, which are reported as OCI in equity.

The principal components of the Company’s settlement assets and obligations are as follows:

	As of December 31,
(in millions)	2014	2013
Settlement assets:
Current settlement assets:
Cash and cash equivalents	$1,419	$1,577
Investment securities	17	71
Due from card associations and bank partners	5,220	5,103
Due from merchants	899	791

	7,555	7,542
Long-term settlement assets:
Investment securities	3	15

	$7,558	$7,557

Settlement obligations:
Current settlement obligations:
Payment instruments outstanding	$82	$164
Card settlements due to merchants	7,475	7,389

	$7,557	$7,553

The changes in settlement assets and obligations are presented on a net basis within operating activities in the Consolidated Statements of Cash Flows. However, because the changes in the settlement assets balance exactly offset changes in settlement obligations, the activity nets to zero.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5: Derivative Financial Instruments

The Company enters into the following types of derivatives:

Interest rate contracts:

•	Interest rate swaps: The Company uses interest rate swaps to mitigate the exposure to interest rate fluctuations on interest payments related to variable rate debt. The Company uses these contracts in non-qualifying hedging relationships.

•	Fixed to floating interest rate swaps: The Company uses fixed to floating interest rate swaps to maintain a desired ratio of fixed rate and floating rate debt. The Company uses these contracts in non-qualifying hedging relationships.

Foreign exchange contracts: The Company uses cross-currency swaps to protect the net investment in certain foreign subsidiaries and/or affiliates with respect to changes in foreign currency exchange rates. The Company uses these contracts in both qualifying and non-qualifying hedging relationships.

The Company held the following derivative instruments as of the dates indicated:

	As of December 31,
	2014				2013
(in millions)	Notional Currency	Notional Value	Assets (a)	Liabilities (a)	Notional Currency	Notional Value	Assets (a)	Liabilities (a)
Derivatives designated as hedges of net investments in foreign operations:
Foreign exchange contracts	AUD	260	$41	$—	AUD	215	$15	$(16)
Foreign exchange contracts	EUR	200	27	—	EUR	200	—	(6)
Foreign exchange contracts	GBP	250	18	—	GBP	100	—	(8)
Foreign exchange contracts	CAD	110	9	—	CAD	75	2	—

			95	—			17	(30)

Derivatives not designated as hedging instruments:
Interest rate contracts	USD	5,750	47	(105)	USD	5,750	47	(120)
Foreign exchange contracts	EUR	22	1	—	EUR	22	—	(3)

			48	(105)			47	(123)

			$143	$(105)			$64	$(153)

(a)	Of the balances included in the table above, in aggregate, $142 million of assets and $96 million of liabilities, net $46 million, as of December 31, 2014 and $64 million of assets and $125 million of liabilities, net $61 million, as of December 31, 2013 are subject to master netting agreements to the extent that the swaps are with the same counterparty. The terms of those agreements require that the Company net settle the outstanding positions at the option of the counterparty upon certain events of default.

The maximum length of time over which the Company is hedging its exposure to the variability in future cash flows for forecasted transactions excluding those forecasted transactions related to the payment of variable interest on existing financial instruments is through January 2018.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value Measurement

The carrying amounts for the Company’s Derivative financial instruments are the estimated fair value of the financial instruments. The Company’s derivatives are not exchange listed and therefore the fair value is estimated under an income approach using Bloomberg analytics models that are based on readily observable market inputs. These models reflect the contractual terms of the derivatives, such as notional value and expiration date, as well as market-based observables including interest and foreign currency exchange rates, yield curves, and the credit quality of the counterparties. The models also incorporate the Company’s creditworthiness in order to appropriately reflect non-performance risk. Inputs to the derivative pricing models are generally observable and do not contain a high level of subjectivity and, accordingly, the Company’s derivatives were classified within Level 2 of the fair value hierarchy. While the Company believes its estimates result in a reasonable reflection of the fair value of these instruments, the estimated values may not be representative of actual values that could have been realized or that will be realized in the near future.

Effect of Derivative Instruments on the Consolidated Statements of Operations

Derivative gains and (losses) were as follows for the periods indicated:

	Year ended December 31,
	2014		2013		2012
(in millions, pretax)	Interest Rate Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Foreign Exchange Contracts
Derivatives in cash flow hedging relationships (a):
Gain (loss) reclassified from accumulated OCI into Interest expense in the Consolidated Statements of Operations	$—	$—	$—	$—	$(115)	$—
Derivatives in net investment hedging relationships:
Gain (loss) recognized in OCI (effective portion)	$—	$80	$—	$14	$—	$(9)
Derivatives not designated as hedging instruments
Gain (loss) recognized in Other income (expense) in the Consolidated Statements of Operations	$(3)	$4	$(23)	$(2)	$(90)	$(2)

(a)	No gain (loss) recognized in Consolidated Statements of Operations due to ineffectiveness.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accumulated Derivative Gains and Losses

The following table summarizes activity in other comprehensive income for the years ended December 31, 2014, 2013, and 2012 related to derivative instruments classified as cash flow hedges and a net investment hedge held by the Company:

	Year ended December 31,
(in millions, after tax)	2014	2013	2012
Accumulated loss included in other comprehensive income (loss) at beginning of the period	$(12)	$(21)	$(87)
Less: Reclassifications into earnings from other comprehensive income (loss), net of tax	—	—	72

	(12)	(21)	(15)
Increase (decrease) in fair value of derivatives that qualify for hedge accounting (a)	49	9	(6)

Accumulated gain (loss) included in other comprehensive income (loss) at end of the period	$37	$(12)	$(21)

(a)	Gains and (losses) are included in “Unrealized gains on hedging activities” and in “Foreign currency translation adjustment” on the Consolidated Statements of Comprehensive Income (Loss).

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6: Borrowings

	As of December 31,
(in millions)	2014	2013
Short-term borrowings
Foreign lines of credit and other arrangements	$68	$68
Senior secured revolving credit facility	10	—

Total Short-term borrowings	78	68

Current portion of long-term borrowings:
4.85% Unsecured notes due 2014, net of unamortized discount of $0	—	4
4.95% Unsecured notes due 2015, net of unamortized discount of $0	10	—
Capital lease obligations	73	74

Total Current portion of long-term borrowings	83	78

Total Short-term and current portion of long-term borrowings	161	146

Long-term borrowings:
Senior secured term loan facility due March 2017, net of unamortized discount of $10 and $23	1,451	2,658
Senior secured term loan facility due March 2018 (a), net of unamortized discount of $45 and $22	4,932	4,656
Senior secured term loan facility due September 2018 (a), net of unamortized discount of $27 and $27	981	981
Senior secured term loan facility due March 2021, net of unamortized discount of $11	1,180	—
7.375% Senior secured first lien notes due 2019, net of unamortized discount of $19 and $23	1,576	1,572
8.875% Senior secured first lien notes due 2020, net of unamortized discount of $10 and $12	500	498
6.75% Senior secured first lien notes due 2020 (b), net of unamortized discount of $14 and $25	1,383	2,124
8.25% Senior secured second lien notes due 2021, net of unamortized discount of $11 and $13	1,989	1,987
8.75% Senior secured second lien notes due 2022, net of unamortized discount of $6 and $6	994	994
12.625% Senior unsecured notes due 2021, net of unamortized discount of $16 and $19	2,984	2,981
10.625% Senior unsecured notes due 2021 (b), net of unamortized discount of $16 and $27	514	788
11.25% Senior unsecured notes due 2021 (b), net of unamortized discount of $15 and $27	495	758
11.25% Senior unsecured subordinated notes due 2016	—	750
11.75% Senior unsecured subordinated notes due 2021 (b), net of unamortized discount of $11 and $38	1,598	1,712
4.95% Unsecured notes due 2015, net of unamortized discount of $1	—	9
Capital lease obligations	134	89

Total Long-term borrowings	20,711	22,557

Total Borrowings	$20,872	$22,703

(a)	Repriced and amended on July 18, 2014. See “Senior Secured Term Loan Facility” below for additional information.
(b)	Partially redeemed with proceeds of private placement on July 11, 2014 and July 21, 2014. See “Debt Repurchase” below for additional information.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Foreign Lines of Credit and Other Arrangements

FDC had approximately $349 million and $265 million available under short-term lines of credit and other arrangements with foreign banks and alliance partners primarily to fund settlement activity, as of December 31, 2014 and 2013, respectively. As of December 31, 2014, the Company had a $150 million committed line of credit for one of its U.S. alliances and the remainder of these arrangements is primarily associated with international operations and are in various functional currencies, the most significant of which are the Australian dollar, the Polish zloty, and the euro. Of the amounts outstanding as of December 31, 2014 and 2013, $67 million and $68 million were uncommitted. The weighted average interest rate associated with these arrangements was 3.2% and 3.8% for the years ended December 31, 2014 and 2013, respectively. Commitment fees for the committed lines of credit range from 0.16% to 0.8%.

Senior Secured Revolving Credit Facility

As of December 31, 2014, FDC’s senior secured revolving credit facility had commitments from financial institutions to provide approximately $1.0 billion of credit. The revolving credit facility matures on September 24, 2016. FDC had $10 million and $0 million outstanding against this facility as of December 31, 2014 and 2013, respectively. Up to $500 million of the senior secured revolving credit facility is available for letters of credit of which $43 million and $46 million of letters of credit were issued under the facility as of December 31, 2014 and 2013, respectively. As of December 31, 2014, $964 million remained available.

Interest is payable at a rate equal to, at FDC’s option, either (a) London Interbank Offered Rate (LIBOR) for deposits in the applicable currency plus an applicable margin or (b) the higher of (1) the prime rate of Credit Suisse and (2) the federal funds effective rate plus 0.50%, plus an applicable margin. The weighted-average interest rate was 5.14% and 5.25% for the years ended December 31, 2014 and 2013, respectively. The commitment fee rate for the unused portion of this facility is 0.75% per year.

Senior Secured Term Loan Facility

The Company has amounts outstanding under its senior secured term loan facility under separate tranches as described below. A portion of each tranche is denominated in euro with the exception of the September 2018 term loan. Interest is payable based upon LIBOR or euro LIBOR plus an applicable margin.

As of December 31, 2014, FDC held interest rate swaps to mitigate exposure to variability in interest payments on the outstanding variable rate senior secured term loan. Refer to Note 5 “Derivative Financial Instruments” of these consolidated financial statements for a discussion of the Company’s derivatives.

The original terms of FDC’s senior secured term loan facility required the Company to pay equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount. However, in conjunction with debt modifications and amendments over the last several years, proceeds from the issuance of the notes were used to prepay portions of the principal balances of FDC’s senior secured term loans which satisfied the future quarterly principal payments. Therefore, the Company made no scheduled principal payments during 2014 or 2013.

The senior secured term loan facility also requires mandatory prepayments based on a percentage of excess cash flow generated by FDC. All obligations under the senior secured loan facility are fully and unconditionally guaranteed by most of the domestic, wholly owned material subsidiaries of FDC, subject to certain exceptions.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Senior Secured Term Loan Facility Due March 2017 On January 30, 2014, the Company amended its senior secured term loan facility (2017 Old Term Loan). Under the amendment, the Company extended the maturity of approximately $941 million of its existing U.S. dollar-denominated term loans and approximately €154 million of its existing euro-denominated term loans, in each case, from March 24, 2017 to March 24, 2021. See the Senior Secured Term Loan Facility Due March 2021 (2021 Term Loan) section below.

The Company also incurred an aggregate principal amount of approximately $1.4 billion in new U.S. dollar-denominated term loans and approximately €25 million in new euro-denominated term loans maturing on March 24, 2017 (2017 New Term Loan). The interest rate applicable to the 2017 New Term Loan is a rate equal to, at the Company’s option, either (a) LIBOR for deposits in the applicable currency plus 350 basis points or (b) solely with respect to term loans denominated in U.S. dollars, a base rate plus 250 basis points. The Company used the proceeds from the incurrence of the 2017 New Term Loan to repay an equal amount outstanding on the 2017 Old Term Loan. The interest rate on the 2017 Old Term Loan was a rate per annum equal to, at the Company’s option, LIBOR plus 400 basis points or a base rate plus 300 basis points.

Additionally, the Company incurred an aggregate principal amount of approximately $63 million under the 2021 Term Loan and used the proceeds to repay an equal amount outstanding on the 2017 Old Term Loan.

Senior Secured Term Loan Facility Due March 2018 On July 18, 2014, the Company incurred an aggregate principal amount of approximately $4.6 billion in new U.S. dollar-denominated loans and approximately €311 million in new euro-denominated loans maturing on March 24, 2018 (March 2018 New Term Loan). The interest rate applicable to the March 2018 New Term Loan is a rate equal to, at the Company’s option, either (a) LIBOR for deposits in the applicable currency plus 350 basis points or (b) solely with respect to term loans denominated in U.S. dollars, a base rate plus 250 basis points. The Company used a portion of the proceeds from the incurrence of the March 2018 New Term Loan to repay its outstanding term loans borrowings maturing on March 24, 2018 (March 2018 Old Term Loan), with approximately $350 million in remaining aggregate principal amount of 2018 March New Term Loan to be used for general corporate purposes. The interest rate on the March 2018 Old Term Loan was a rate per annum equal to, at the Company’s option, LIBOR plus 400 basis points or a base rate plus 300 basis points.

Senior Secured Term Loan Facility Due September 2018 On July 18, 2014, the Company incurred an aggregate principal amount of approximately $1.0 billion in new U.S. dollar-denominated term loans maturing on September 24, 2018 (September 2018 New Term Loan). The interest rate applicable to the September 2018 New Term Loan is a rate equal to, at the Company’s option, either (a) LIBOR for the deposits in U.S. dollars plus 350 basis points or (b) a base rate plus 250 basis points. The Company used the proceeds from the incurrence of the September 2018 New Term Loan to repay outstanding U.S. dollar-denominated term loan borrowings maturing on September 24, 2018 (September 2018 Old Term Loan). The interest rate on the September 2018 Old Term Loan was a rate per annum equal to, at the Company’s option, LIBOR plus 400 basis points or a base rate plus 300 basis points.

Senior Secured Term Loan Facility Due March 2021 As discussed above, on January 30, 2014, the Company amended its 2017 Old Term Loan. Under the amendment, the Company extended the maturity of approximately $941 million of its existing U.S. dollar-denominated term loans and approximately €154 million of its existing euro-denominated term loans, in each case, from March 24, 2017 to March 24, 2021.

The Company also incurred an aggregate principal amount of approximately $63 million in new U.S. dollar-denominated term loans maturing on March 24, 2021 and used the proceeds to repay an equal amount outstanding on the 2017 Old Term Loan.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The interest rate applicable to the 2021 Term Loan is a rate equal to, at the Company’s option, either (a) LIBOR for deposits in the applicable currency plus 400 basis points or (b) solely with respect to term loans denominated in U.S. dollars, a base rate plus 300 basis points.

7.375% Senior Secured First Lien Notes

FDC’s 7.375% senior secured notes due June 15, 2019 require the payment of interest semi-annually on June 15 and December 15 of each year.

FDC may redeem these notes, in whole or in part, at any time prior to June 15, 2015 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a make-whole premium. Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices.

8.875% Senior Secured First Lien Notes

FDC’s 8.875% senior secured notes due August 15, 2020 require the payment of interest semi-annually on February 15 and August 15 of each year.

FDC may redeem the notes, in whole or in part, at any time prior to August 15, 2015 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and an additional premium as defined. Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices, plus accrued and unpaid interest to the redemption date.

6.75% Senior Secured First Lien Notes

On July 21, 2014, the Company redeemed $753 million aggregate principal of its 6.75% senior secured first lien notes due 2020, plus accrued and unpaid interest. Refer to “Debt Repurchase” below for additional information.

FDC’s 6.75% senior secured notes due November 1, 2020 require the payment of interest semi-annually on May 1 and November 1 of each year.

FDC may redeem the notes, in whole or in part, at any time prior to November 1, 2015, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices.

Senior Secured Second Lien Notes

Interest on the 8.25% cash-pay notes is payable in cash and is payable semi-annually in arrears on January 15 and July 15. The 8.25% cash-pay notes mature on January 15, 2021.

Interest on the 8.75% senior secured second lien notes is payable in cash and is payable semi-annually in arrears on January 15 and July 15. The 8.75% senior secured second lien notes mature on January 15, 2022.

FDC may redeem the second lien notes, in whole or in part, at any time prior to January 15, 2016, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the second lien notes, in whole or in part, at established redemption prices.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.625% Senior Unsecured Notes

Interest on the 12.625% senior notes is payable in cash and is payable semi-annually in arrears on January 15 and July 15. The 12.625% senior notes mature on January 15, 2021.

FDC may redeem the senior unsecured notes, in whole or in part, at any time prior to January 15, 2016, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the senior notes, in whole or in part, at established redemption prices.

10.625% Senior Unsecured Notes Due 2021

On March 14, 2014, the Company completed an offer to exchange all of its 10.625% senior unsecured notes due 2021 for publicly tradable notes having substantially identical terms and guarantees, except that the exchange notes are freely tradable. There was no expenditure or receipt of cash associated with this exchange, other than the professional fees incurred in connection with the registration statement itself.

On July 21, 2014, the Company redeemed $285 million aggregate principal of its 10.625% senior unsecured notes due 2021, plus accrued and unpaid interest. Refer to “Debt Repurchase” below for additional information.

Interest on the 10.625% senior notes is payable in cash and is payable semi-annually on February 15 and August 15. The 10.625% senior notes mature on June 15, 2021.

FDC may redeem the notes, in whole or in part, at any time prior to April 15, 2016, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices.

11.25% Senior Unsecured Notes Due 2021

On March 14, 2014, the Company completed an offer to exchange all of its 11.25% senior unsecured notes due 2021 for publicly tradable notes having substantially identical terms and guarantees, except that the exchange notes are freely tradable. There was no expenditure or receipt of cash associated with this exchange, other than the professional fees incurred in connection with the registration statement itself.

On July 21, 2014, the Company redeemed $275 million aggregate principal of its 11.25% senior unsecured notes due 2021, plus accrued and unpaid interest. Refer to “Debt Repurchase” below for additional information.

Interest on the 11.25% senior notes is payable in cash and is payable semi-annually on May 15 and November 15. The 11.25% senior notes mature on January 15, 2021.

FDC may redeem the notes, in whole or in part, at any time prior to January 15, 2016, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.25% Senior Unsecured Subordinated Notes Due 2016

On January 6, 2014, the Company used proceeds from the issuance of its 11.75% senior unsecured subordinated notes due 2021, described below, together with cash on hand, to purchase for cash any and all outstanding 11.25% senior unsecured subordinated notes due 2016.

11.75% Senior Unsecured Subordinated Notes Due 2021

On January 6, 2014, FDC issued $725 million aggregate principal amount of 11.75% senior unsecured subordinated notes due August 15, 2021. The notes were issued at 103.5% of par for a premium of $25 million. The additional notes were treated as a single series with the existing 11.75% notes and will have the same terms as those of the existing 11.75% notes. The additional notes and the existing 11.75% notes will vote as one class under the indenture. FDC used the proceeds from the issue and sale of the additional notes, together with cash on hand, to redeem all of its outstanding 11.25% senior subordinated notes due 2016 and to pay related fees and expenses.

On March 14, 2014, the Company completed an offer to exchange all of its 11.75% senior unsecured notes due 2021 for publicly tradable notes having substantially identical terms and guarantees, except that the exchange notes are freely tradable. There was no expenditure or receipt of cash associated with this exchange, other than the professional fees incurred in connection with the registration statement itself.

On July 11, 2014, the Company redeemed $866 million aggregate principal of its 11.75% senior unsecured subordinated notes due 2021, plus accrued and unpaid interest. Refer to “Debt Repurchase” below for additional information.

Interest on the 11.75% senior notes is payable in cash and is payable semi-annually on February 15 and August 15. The 11.75% senior notes mature on August 15, 2021.

FDC may redeem the notes, in whole or in part, at any time prior to May 15, 2016, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices.

Other

In October 2014, FDC paid off its 4.85% notes due 2014 for $4 million.

Related Financing Costs

In connection with the January 2014 debt offering and repurchase and the January 2014 and July 2014 modifications to the senior secured term loan facility, the Company incurred lender fees and other expenses of approximately $19 million.

Debt Repurchase

On July 11, 2014, First Data Holdings Inc., the direct parent company of the Company, completed a $3.5 billion issuance of its common equity in a private placement. $2.5 billion of the net proceeds were contributed to the Company as a capital contribution and the funds were used to repurchase a portion of the Company’s outstanding 11.75% senior unsecured subordinated notes due 2021, 6.75% senior secured first lien notes due 2020, 10.625% senior unsecured notes due 2021, and 11.25% senior unsecured notes due 2021.

In connection with these transactions, the Company incurred debt extinguishment costs of $260 million.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Maturities

The following table presents the future aggregate annual maturities of long-term debt excluding unamortized discounts:

Year ended December 31, (in millions)	Par Amount
2015	$83
2016	66
2017	1,512
2018	5,992
2019	1,597
Thereafter	11,755

Total	$21,005

Deferred Financing Costs

Deferred financing costs were capitalized in conjunction with certain of FDC’s debt issuances and totaled $132 million and $177 million, as of December 31, 2014 and 2013, respectively. Deferred financing costs are reported in the “Other long-term assets” line of the Consolidated Balance Sheets and are being amortized on a straight-line basis, which approximates the interest method, over the remaining term of the respective debt, with a weighted-average period of six years. In addition, lender fees associated with debt modifications and amendments were capitalized as discounts on the debt and are similarly being amortized on a straight-line basis, which approximates the effective interest method, over the remaining term of the respective debt.

Guarantees and Covenants

All obligations under the senior secured revolving credit facility and senior secured term loan facility are unconditionally guaranteed by most of the existing and future, direct and indirect, wholly owned, material domestic subsidiaries of FDC. The senior secured facilities contain a number of covenants that, among other things, restrict FDC’s ability to incur additional indebtedness; create liens; enter into sale and leaseback transactions; engage in mergers or consolidations; sell or transfer assets; pay dividends and distributions or repurchase FDC’s or its parent company’s capital stock; make investments, loans or advances; prepay certain indebtedness; make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing certain indebtedness; and change its lines of business. The senior secured facilities also require FDC to not exceed a maximum senior secured leverage ratio and contain certain customary affirmative covenants and events of default, including a change of control. The senior secured term loan facility also requires mandatory prepayments based on a percentage of excess cash flow generated by FDC. FDC is in compliance with all applicable covenants.

All senior secured notes are guaranteed on a senior secured basis by each of FDC’s existing and future direct and indirect wholly owned domestic subsidiaries that guarantees FDC’s senior secured credit facilities. Each of the guarantees of the notes is a general senior obligation of each guarantor and rank senior in right of payment to all existing and future subordinated indebtedness of the guarantor subsidiary, including FDC’s existing senior subordinated notes. The notes rank equal in right of payment with all existing and future senior indebtedness of the guarantor subsidiary but are effectively senior to the guarantees of FDC’s existing senior unsecured notes and FDC’s existing senior secured second lien notes to the extent of FDC’s and the guarantor subsidiary’s value of the collateral securing the notes. The 7.375% Senior Secured First Lien Notes, 8.875% Senior Secured First Lien Notes, and 6.75% Senior Secured First Lien Notes are effectively equal in right of

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

payment with each other and the guarantees of FDC’s senior secured credit facilities. Each series of notes are effectively subordinated to any obligations secured by liens permitted under the indenture for the particular series of notes and structurally subordinated to any existing and future indebtedness and other liabilities of any subsidiary of a guarantor that is not also a guarantor of the notes.

All senior unsecured notes (i) rank senior in right of payment to all of FDC’s existing and future subordinated indebtedness, (ii) rank equally in right of payment to all of the existing and future senior indebtedness, (iii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, and (iv) are structurally subordinated to all obligations of each subsidiary that is not a guarantor of the senior notes.

The senior subordinated notes are unsecured and (i) rank equally in right of payment with all of the existing and future senior subordinated debt; (ii) rank senior in right of payment to all future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior subordinated notes; (iii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt; (iv) are subordinated in right of payment to all existing and future senior indebtedness; and (v) are structurally subordinated to all obligations of each subsidiary that is not a guarantor of the senior subordinated notes.

The notes are similarly guaranteed in accordance with their terms by each of FDC’s domestic subsidiaries that guarantee obligations under FDC’s senior secured term loan facility described in more detail in Note 17 “Supplemental Guarantor Condensed Consolidating Financial Statements” of these consolidated financial statements.

All obligations under the senior secured notes, senior secured second lien notes, senior unsecured notes, and senior unsecured subordinated notes also contain a number of covenants similar to those described for the senior secured obligations noted above. FDC is in compliance with all applicable covenants.

Fair Value Measurement

As of December 31, 2014 and 2013, the fair value of the Company’s long-term borrowings was $22.1 billion and $24.0 billion, respectively. The estimated fair value of the Company’s long-term borrowings was primarily based on market trading prices and is considered to be a Level 2 measurement.

Note 7: Supplemental Financial Information

Supplemental Consolidated Statements of Operations Information

The following table details the components of “Other income (expense)” on the Consolidated Statements of Operations:

	Year ended December 31,
(in millions)	2014	2013	2012
Investment gains and (losses)	$100	$2	$(8)
Derivative financial instruments gains and (losses)	—	(24)	(91)
Divestitures, net	2	(5)	—
Non-operating foreign currency gains and (losses)	59	(20)	5

Other income (expense)	$161	$(47)	$(94)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Supplemental Consolidated Balance Sheet Information

	As of December 31,
(in millions)	2014	2013
Other current assets:
Prepaid expenses	$75	$142
Inventory	90	87
Other	124	116

Total Other current assets	$289	$345

Property and equipment:
Land	$83	$85
Buildings	342	326
Leasehold improvements	55	54
Equipment and furniture	1,290	1,164
Equipment under capital lease	393	370

Property and equipment	2,163	1,999
Less: Accumulated depreciation	(1,233)	(1,150)

Total Property and equipment, net of accumulated depreciation	$930	$849

Other current liabilities:
Accrued interest expense	$443	$539
Other accrued expenses	559	529
Other	531	563

Total Other current liabilities	$1,533	$1,631

Note 8: Related Party Transactions

Merchant Alliances

A substantial portion of the Company’s business within the Global Business Solutions segment is conducted through merchant alliances. Merchant alliances are alliances between the Company and financial institutions. If the Company has majority ownership and management control over an alliance, then the alliance’s financial statements are consolidated with those of the Company and the related processing fees are treated as an intercompany transaction and eliminated upon consolidation. If the Company does not have a controlling ownership interest in an alliance, it uses the equity method of accounting to account for its investment in the alliance. As a result, the Company’s consolidated revenues include processing fees charged to alliances accounted for under the equity method. No directors or officers of the Company have ownership interests in any of the alliances. The formation of each of these alliances generally involves the Company and the bank contributing contractual merchant relationships to the alliance and a cash payment from one owner to the other to achieve the desired ownership percentage for each. The Company and the bank enter into a long-term processing service agreement as part of the negotiation process. This agreement governs the Company’s provision of transaction processing services to the alliance.

Management Agreement

In connection with the acquisition of the Company by affiliates of Kohlberg Kravis Roberts & Co. L.P. (KKR), First Data entered into a management agreement with KKR and one of its affiliates (the “Management Agreement”) pursuant to which KKR provides advisory services to the Company and receives fees and

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

reimbursements of related out-of-pocket expenses. The Management Agreement terminates automatically upon the consummation of an initial public offering, including this offering, unless KKR determines otherwise, and in the event of such a termination the Company would be required to pay to KKR a termination fee based on the net present value of future payment obligations under the Management Agreement. During each of 2014, 2013, and 2012, the Company paid $20 million of management fees to KKR.

Relationship with KKR Capital Markets

In 2014, 2013, and 2012, KKR Capital Markets LLC, an affiliate of KKR, acted as an arranger and bookrunner for various financing transactions under the existing credit agreements, and as an initial purchaser of certain existing notes issued by the Company, and received underwriter and transaction fees totaling $4 million, $10 million, and $8 million, respectively.

In 2014, KKR Capital Markets LLC also acted as a placement agent in the private placement of shares of Holdings’ Class B common stock and received $41 million for such services.

Relationship with KKR Credit

Since 2012, investment funds or accounts managed or advised by the global credit business of KKR (KKR Credit) were participating lenders under the Company’s existing credit agreements. For the year ended December 31, 2014, the Company made aggregate principal payments of $36 million and interest and administrative fee payments of $27 million. Since 2012, investment funds or accounts managed or advised by KKR Credit were also holders of notes issued by the Company and as of December 31, 2014, the Company had paid principal payments of $109 million and interest (including accrued and unpaid interest) and administrative fee payments of $20 million.

As of December 31, 2014, investment funds or accounts managed or advised by KKR Credit held a portion of the various existing term loans and notes issued by the Company.

Relationship with KKR Capstone

First Data has historically utilized KKR Capstone, a consulting company that works exclusively with KKR’s portfolio companies, for consulting services, and paid to KKR Capstone related fees and expenses. References to “KKR Capstone” are to KKR Capstone Americas LLC and their affiliates, which are owned and controlled by their senior management team. KKR Capstone is not a subsidiary or affiliate of KKR. KKR Capstone operates under several consulting agreements with KKR and uses the “KKR” name under license from KKR.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9: Commitments and Contingencies

Operating Leases

The Company leases certain of its facilities and equipment under operating lease agreements, substantially all of which contain renewal options and escalation provisions. The following table presents the amounts associated with total rent expense for operating leases:

Year ended December 31, (in millions)	Amount
2014	$77
2013	76
2012	72

Future minimum aggregate rental commitments as of December 31, 2014 under all noncancelable operating leases, net of sublease income are due in the following years:

Year ended December 31, (in millions)	Amount
2015	$60
2016	54
2017	43
2018	37
2019	32
Thereafter	77

Total	$303

Sublease income is earned from leased space and leased equipment which FDC concurrently subleases to third parties with comparable time periods. As of December 31, 2014, sublease amounts totaled $5 million in FDC obligations. In addition, the Company has certain guarantees imbedded in leases and other agreements wherein the Company is required to relieve the counterparty in the event of changes in the tax code or rates. The Company believes the fair value of such guarantees is insignificant due to the likelihood and extent of the potential changes.

Letters of Credit

The Company has $43 million in outstanding letters of credit as of December 31, 2014, all of which were issued under the Company’s senior secured revolving credit facility and expire prior to December 10, 2015 with a one-year renewal option. The letters of credit are held in connection with lease arrangements, bankcard association agreements, and other security agreements. The Company expects to renew most of the letters of credit prior to expiration.

Contingencies

The Company is involved in various legal proceedings. Accruals have been made with respect to these matters, where appropriate, which are reflected in the Company’s consolidated financial statements. The Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company. The matters discussed below, if decided adversely to or settled by the Company, individually or in the aggregate, may result in liability material to the Company’s financial condition and/or results of operations.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

There are asserted claims against the Company where an unfavorable outcome is considered to be reasonably possible. These claims can generally be categorized in the following areas: (1) patent infringement which results from claims that the Company is using technology that has been patented by another party; (2) merchant customer matters often associated with alleged processing errors or disclosure issues and claims that one of the subsidiaries of the Company has violated a federal or state requirement regarding credit reporting or collection in connection with its check verification guarantee, and collection activities; and (3) other matters which may include issues such as employment. The Company’s estimates of the possible ranges of losses in excess of any amounts accrued are $0 to $30 million for patent infringement, $0 to $60 million for merchant customer matters and $0 to $5 million for other matters, resulting in a total estimated range of possible losses of $0 to $95 million for all of the matters described above.

The estimated range of reasonably possible losses is based on information currently available and involves elements of judgment and significant uncertainties. As additional information becomes available and the resolution of the uncertainties becomes more apparent, it is possible that actual losses may exceed even the high end of the estimated range.

Other

In the normal course of business, the Company is subject to claims and litigation, including indemnification obligations to purchasers of former subsidiaries. Management of the Company believes that such matters will not have a material adverse effect on the Company’s results of operations, liquidity or financial condition.

Contingent Consideration

Over the past three years, the Company completed three acquisitions in which contingent consideration was recorded. The transactions called for cash consideration as well as contingent payments for achievement of certain milestones. As part of the purchase price, the Company recorded a $29 million liability for the contingent consideration. This fair value measurement represents a Level 3 measurement as it is based on significant inputs not observable in the market. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date. The primary assumption is the estimated number of merchant locations that will be using the software or technology in the next three years. Refer to Note 3 “Acquisitions and Dispositions” of these consolidated financial statements for additional information regarding these acquisitions.

The following table provides the roll forward of contingent consideration measured at Level 3:

(in millions)	Fair Value Measurement Using Significant Unobservable Inputs (Level 3) Contingent consideration
Beginning balance as of January 1, 2013	$26
Initial estimate of contingent consideration	—
Contingent consideration payments	—
Change in fair value of contingent consideration	—

Ending balance as of December 31, 2013	26
Initial estimate of contingent consideration	3
Contingent consideration payments	—
Change in fair value of contingent consideration	—

Ending balance as of December 31, 2014	$29

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10: First Data Corporation Stockholder’s Equity and Redeemable Noncontrolling Interest

Dividends

The Company’s senior secured revolving credit facility, senior secured term loan facility, and the indentures governing the senior secured notes, senior unsecured notes, and senior subordinated notes limit the Company’s ability to pay dividends. The restrictions are subject to numerous qualifications and exceptions, including an exception that allows the Company to pay a dividend to repurchase, under certain circumstances, the equity of Parent held by employees, officers and directors that were obtained in connection with the stock compensation plan. The Company paid cash dividends to its parent, FDH, totaling $686 million during 2014, $28 million during 2013, and $7 million during 2012.

Other Comprehensive Income

The income tax effects allocated to and the cumulative balance of each component of OCI are as follows:

(in millions)	Beginning Balance	Pretax Gain (Loss) Amount	Tax (Benefit) Expense	Net-of- Tax Amount	Ending Balance
As of December 31, 2014
Unrealized gains (losses) on securities	$2	$(7)	$—	$(7)	$(5)
Foreign currency translation adjustment (a)	(504)	(298)	(1)	(297)	(801)
Pension liability adjustments	(87)	(35)	1	(36)	(123)

	$(589)	$(340)	$—	$(340)	$(929)

As of December 31, 2013
Unrealized gains on securities	$1	$2	$1	$1	$2
Foreign currency translation adjustment (a)	(426)	(103)	(25)	(78)	(504)
Pension liability adjustments	(127)	64	24	40	(87)

	$(552)	$(37)	$—	$(37)	$(589)

As of December 31, 2012
Unrealized gains on securities	$1	$—	$—	$—	$1
Unrealized gains (losses) on hedging activities	(72)	115	43	72	—
Foreign currency translation adjustment (a)	(439)	29	16	13	(426)
Pension liability adjustments	(88)	(62)	(23)	(39)	(127)

	$(598)	$82	$36	$46	$(552)

(a)	Net-of-tax Foreign currency translation adjustment for the years ended December 31, 2014, 2013, and 2012 is different than the amount presented on the Consolidated Statements of Comprehensive Income (Loss) by $(11) million, $1 million, and $3 million, respectively, due to the foreign currency translation adjustment related to noncontrolling interests not included above.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Redeemable Noncontrolling Interest

The following table presents a summary of the redeemable noncontrolling interest activity in 2014 and 2013:

(in millions)	Redeemable Noncontrolling Interest
Balance as of January 1, 2013	$68
Distributions	(35)
Share of income	34
Adjustment to redemption value of redeemable noncontrolling interest	2

Balance as of December 31, 2013	69
Distributions	(35)
Share of income	34
Adjustment to redemption value of redeemable noncontrolling interest	2

Balance as of December 31, 2014	$70

Note 11: Stock Compensation Plans

The Company’s parent, FDH, has a stock incentive plan for employees of FDC and its affiliates (stock plan). The stock plan provides the opportunity for certain employees to purchase shares in FDH and then receive a number of options or restricted stock based on a multiple of their investment in such shares. The plan also allows for the Company to award shares and options to employees. The participants of the stock plan enter into a management stockholders’ agreement. Principal terms of the management stockholders’ agreement include restrictions on transfers, lock ups, right of first refusal, registration rights, and a confidentiality, non-solicitation and non-compete covenant. The expense associated with this plan is recorded by FDC. The number of shares authorized under the stock plan was 180 million as of December 31, 2014.

The participants of the stock plan have the right to require FDH to repurchase the shares and options upon the employee’s termination due to death or disability. The put rights expire one year after the termination event or upon a change in control. The repurchase price for the shares is their fair market value at the time of repurchase. The repurchase price for the options is their intrinsic value at the time of repurchase.

The Company defers recognition of substantially all of the stock-based compensation expense related to stock options and non-vested restricted stock awards and units. Due to the nature of call rights associated with stock options, the Company will recognize expense related to most options only upon certain liquidity or employment termination events. The nature of the call rights associated with stock options creates a performance condition that is not considered probable until the occurrence of one of the events described above. The call rights create a performance condition as they allow FDH to repurchase options at the lesser of the fair value or the exercise price upon an option holder’s voluntary termination.

Stock-based compensation expense will be recognized related to certain restricted stock awards and units only upon a liquidity or employment termination event which triggers vesting. For the remaining awards that vest based solely on service conditions, expense is recognized over the requisite service period.

Under certain circumstances, the Company may redeem common stock held by its employees on behalf of its parent company, FDH.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Total stock-based compensation expense recognized in the “Selling, general, and administrative” line item of the Consolidated Statements of Operations resulting from stock options, non-vested restricted stock awards, and non-vested restricted stock units was as follows:

Year ended December 31, (in millions)	Amount
2014	$51
2013	39
2012	12

During 2014, approximately $37 million of stock-based compensation expense was recognized as a result of the departure of certain executive officers. During 2013, approximately $20 million of stock-based compensation expense was recognized as a result of granting an executive officer shares of common stock of FDH and fully vested restricted stock units.

The Company has a deferred compensation plan for non-employee directors that allows each of these directors to defer their annual compensation. The plan is unfunded. For purposes of determining the investment return on the deferred compensation, each director’s account is treated as if credited with a number of shares of FDH stock determined by dividing the deferred compensation amount by the first Board approved fair value of the stock during the year. The account balance will be paid in cash upon termination of Board service, certain liquidity events or other certain events at the fair value of the stock at the time of settlement. Due to the cash settlement provisions, the account balances are recorded as a liability and are adjusted to fair value quarterly. As of December 31, 2014 and 2013, the balance of this liability was $1 million.

Stock Options

During the years ended December 31, 2014, 2013, and 2012, time-based options were granted under the stock plan. The time-based options have a contractual term of 10 years. Time-based options vest equally over a three to five year period from the date of issuance. The outstanding time-based options also have certain accelerated vesting provisions that become effective upon a change in control, a qualified public offering, or certain termination events.

As of December 31, 2014, there was approximately $154 million of total unrecognized compensation expense related to non-vested stock options that will only be recognized upon a qualified public offering or certain liquidity or employment termination events.

During 2014, 2013, and 2012, FDH paid $15 million, $22 million, and $3 million, respectively, to repurchase shares from employees that terminated employment with the Company.

The fair value of FDH stock options granted for the years ended December 31, 2014, 2013, and 2012 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Year ended December 31,
	2014	2013	2012
Risk-free interest rate	2.24%	1.40%	1.45%
Dividend yield	—	—	—
Volatility	50.45%	56.61%	51.77%
Expected term (in years)	7	7	7
Fair value of stock	$4.00	$3.50	$3.00
Fair value of options	$2.14	$1.99	$1.60

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Risk-free interest rate—The risk-free rate for stock options granted during the period was determined by using a zero-coupon U.S. Treasury rate for the periods that coincided with the expected terms listed above.

Expected dividend yield—No routine dividends are currently being paid by FDH, or are expected to be paid in future periods.

Expected volatility—As FDH is a non-publicly traded company, the expected volatility is based on the historical volatilities of a group of guideline companies.

Expected term—The Company estimated the expected term by considering the historical exercise and termination behavior of employees that participated in the Company’s previous equity plans, the vesting conditions of options granted under the stock plan, as well as the impact of limited liquidity for common stock of a non-publicly traded company.

Fair value of stock—The Company determined the fair value based on discounted cash flows and comparison to a group of guideline companies.

A summary of FDH stock option activity for the year ended December 31, 2014 is as follows:

(options in millions)	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding as of January 1, 2014	91	$3.28
Granted	16	$4.00
Exercised	(2)	$3.03
Cancelled / Forfeited	(2)	$3.24

Outstanding as of December 31, 2014	103	$3.40	7 years

Options exercisable as of December 31, 2014	45	$3.13	6 years

The total intrinsic value and amount paid related to stock options exercised during the twelve months ended December 31, 2014, 2013, and 2012 was $2 million, $3 million, and $0 million, respectively.

Restricted Stock Awards and Restricted Stock Units

In the first quarter of 2014, FDH expanded participation in the plan by granting 31 million restricted stock awards to substantially all of the Company’s employees. The restrictions on a majority of these awards will lapse upon the later of three years or following an initial public offering or upon certain employment termination events. For the remainder of these awards, the restrictions will lapse following an initial public offering or upon certain employment termination events.

Restricted stock awards and units were granted under the stock plan during 2014, 2013, and 2012. Grants were made as incentive awards. The restrictions on the awards granted will lapse upon a qualified public offering, a change in control or certain employment termination or liquidity events. As of December 31, 2014 there was approximately $172 million of total unrecognized compensation expense related to restricted stock. Approximately $3 million will be recognized over a period of approximately one year with the remainder recognized upon the occurrence of certain liquidity or employment termination events.

During 2014, 2013, and 2012, the Company paid $5 million, $6 million, and $2 million, respectively, to repurchase stock awards from employees that terminated employment with the Company.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of FDH restricted stock award and restricted stock unit activity for the year ended December 31, 2014 is as follows:

(awards/units in millions)	Awards/Units	Weighted-Average Grant-Date Fair Value
Non-vested as of January 1, 2014	17	$3.18
Granted	37	$4.00
Vested	(4)	$3.18
Cancelled / Forfeited	(4)	$3.81

Non-vested as of December 31, 2014	46	$3.79

The total fair value of shares vested (measured as of the date of vesting) during the twelve months ended December 31, 2014, 2013, and 2012 was $15 million, $18 million, and $3 million, respectively.

Note 12: Employee Benefit Plans

Defined Contribution Plans

FDC maintains defined contribution savings plans covering virtually all of the Company’s U.S. employees and defined contribution pension plans for international employees primarily in the United Kingdom and Australia. The plans provide tax-deferred amounts for each participant, consisting of employee elective contributions, Company matching and discretionary Company contributions. As of January 1, 2014, the Company suspended matching contributions for all U.S. participants. As a result, the U.S. Plan is no longer a safe harbor plan.

The following table presents the aggregate amounts charged to expense in connection with these plans:

Year ended December 31, (in millions)	Amount
2014	$15
2013	46
2012	45

Defined Benefit Plans

The Company has defined benefit pension plans which are frozen and covers certain full-time employees in the United Kingdom and the U.S. The Company also has separate plans covering certain employees located primarily in Germany, Greece, and Austria.

The Company uses December 31 as the measurement date for its plans.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides a reconciliation of the changes in the plans’ projected benefit obligations and fair value of assets for the years ended December 31, 2014 and 2013, as well as a statement of the funded status as of the respective period ends.

	As of December 31,
(in millions)	2014	2013
Change in benefit obligation
Benefit obligation at beginning of period	$909	$909
Service costs	5	3
Interest costs	41	37
U.K. plan benefit curtailment gain	—	(11)
Actuarial loss (gain)	142	(10)
Benefits paid	(33)	(31)
Foreign currency translation	(44)	12

Benefit obligation at end of period	1,020	909
Change in plan assets
Fair value of plan assets at the beginning of period	910	806
Actual return on plan assets	153	82
Company contributions	15	37
Benefits paid	(33)	(30)
Foreign currency translation	(46)	15

Fair value of plan assets at end of period	999	910

Funded status of the plans	$(21)	$1

	As of December 31,
(in millions)	2014	2013
U.K. plan:
Plan benefit obligations	$(755)	$(682)
Fair value of plan assets	836	756

Net pension assets (a)	81	74

U.S. and other foreign plans:
Plan benefit obligations	(265)	(227)
Fair value of plan assets	163	154

Net pension liabilities (b)	(102)	(73)

Funded status of the plans	$(21)	$1

(a)	Pension assets are included in “Other long-term assets” of the Consolidated Balance Sheets.
(b)	Pension liabilities are included in “Other long-term liabilities” of the Consolidated Balance Sheets.

The accumulated benefit obligation for all defined benefit pension plans was $1.0 billion and $909 million as of December 31, 2014 and 2013, respectively.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the activity in other comprehensive income, net of tax:

	Year ended December 31,
(in millions)	2014	2013	2012
Total unrecognized loss included in accumulated other comprehensive income at the beginning of period	$(87)	$(127)	$(88)
Unrecognized (loss) gain arising during the period	(38)	31	(40)
U.K. plan curtailment gain	—	7	—
Amortization of deferred losses to net periodic benefit expense (a)	2	2	1

Total unrecognized loss included in accumulated other comprehensive income at end of period	$(123)	$(87)	$(127)

(a)	Expected amortization of deferred losses to net periodic benefit expense in 2015 is $3 million pretax.

Amounts recorded in other comprehensive income represent unrecognized net actuarial gains and losses. The Company does not have net transition assets or obligations.

The following table provides the components of net periodic benefit cost for the plans:

	Year ended December 31,
(in millions)	2014	2013	2012
Service costs	$5	$3	$5
Interest costs	41	37	38
Expected return on plan assets	(50)	(44)	(45)
Amortization	2	4	2

Net periodic benefit expense	$(2)	$—	$—

Assumptions The weighted-average rate assumptions used in the measurement of the Company’s benefit obligations are as follows:

	As of December 31,
	2014	2013	2012
Discount rate	3.67%	4.56%	4.29%
Rate of compensation increase (a)	1.89%	1.70%	3.95%

(a)	The rate of compensation increases generally apply to active plans.

The weighted-average rate assumptions used in the measurement of the Company’s net cost were as follows:

	Year ended December 31,
	2014	2013	2012
Discount rate	4.27%	4.06%	4.71%
Expected long-term return on plan assets	5.47%	5.55%	6.11%
Rate of compensation increase (a)	2.08%	1.96%	3.60%

(a)	The rate of compensation increases generally apply to active plans.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company employs a building block approach in determining the long-term rate of return for plan assets with proper consideration of diversification and re-balancing. Historical markets are studied and long-term historical relationships between equities and fixed-income securities are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. Peer data and historical returns are reviewed to check for reasonableness and appropriateness. All assumptions are the responsibility of management.

Plan assets The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities and plan funded status. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and global equity investments. In addition, private equity securities comprise a very small part of the equity allocation. The fixed income allocation is a combination of fixed income investment strategies designed to contribute to the total rate of return of all plan assets while minimizing risk and supporting the duration of plan liabilities. The Company’s pension plan target allocation for the U.S. plans based on the investment policy as of December 31, 2014 was 40% equity securities and 60% debt securities.

Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements, and periodic asset and liability studies. The general philosophy of the Benefit Committee in setting the allocation percentages for the domestic plan is to adhere to the appropriate allocation mix necessary to support the underlying plan liabilities as influenced significantly by the demographics of the participants and the frozen nature of the plan.

The goal of the Board of Trustees of the United Kingdom plan is the acquisition of secure assets of appropriate liquidity, which are expected to generate income and capital growth to meet, together with new contributions from the Company, the cost of current and future benefits, as set out in the Trust Deed and Rules. The Trustees, together with the plan’s consultants and actuaries, further design the asset allocation to limit the risk of the assets failing to meet the liabilities over the long term. The Trustees approach to the investment strategy is to allocate the assets into two pools: 1) Off-risk assets whereby the focus is risk management, protection, and insurance relative to the liability target invested in, but not limited to, debt, United Kingdom government bonds, and United Kingdom government index-linked bonds; and 2) On-risk assets whereby the focus is on return generation and taking risk in a controlled manner. Such assets could include equities, government bonds, high-yield bonds, property, commodities, or hedge funds. The target allocation for this plan is 40% off-risk assets and 60% on-risk assets.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair value measurements Financial instruments included in plan assets carried and measured at fair value on a recurring basis are classified in the table below:

	As of December 31, 2014
	Fair Value Measurement Using
(in millions)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Investments:
Cash and cash equivalents	$9	$—	$—	$9
Registered investment companies:
Cash management fund	1	—	—	1
Equity funds	65	—	—	65
Fixed income funds	—	266	—	266
Fixed income securities	—	48	—	48
Private investment funds—redeemable (a)	165	441	—	606
Insurance annuity contracts	—	—	4	4

Total investments at fair value	$240	$755	$4	$999

(a)	39% of portfolio is invested in equity index funds, 44% in fixed income investments, 6% in cash and cash equivalents, and 11% in other investments.

	As of December 31, 2013
	Fair Value Measurement Using
(in millions)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Investments:
Cash and cash equivalents	$1	$—	$—	$1
Registered investment companies:
Cash management fund	3	—	—	3
Equity funds	69	—	—	69
Fixed income securities	—	40	—	40
Private investment funds—redeemable (a)	—	793	—	793
Insurance annuity contracts	—	—	4	4

Total investments at fair value	$73	$833	$4	$910

(a)	35% of portfolio is invested in equity index funds, 61% in fixed income investments, 3% in cash and cash equivalents, and 1% in other investments.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
(in millions)	Insurance annuity contracts
Beginning balance as of January 1, 2013	$3
Actual return on plan assets	1
Settlements	—

Ending balance as of December 31, 2013	4

Actual return on plan assets	—
Settlements	—

Ending balance as of December 31, 2014	$4

Registered investment companies The Company’s domestic and United Kingdom plans have investments in shares of mutual funds, primarily large cap, international, and global equity funds, that are registered with the Securities and Exchange Commission. Prices of these funds are based on Net Asset Values (NAV) calculated by the funds and are publicly reported on national exchanges. The plan measures fair value of these investments using the NAV provided by the fund managers.

Fixed income securities The Company’s domestic plan has investments in several fixed income securities, primarily corporate bonds. The bonds were valued under a market approach using observable inputs including reported trades, benchmark yields, broker/dealer quotes, issuer spreads, and other standard inputs.

Private investment funds—redeemable The Company’s domestic and United Kingdom plans are invested in shares or units of several private investment funds, not the underlying assets. Redeemable private investment funds include collective trusts, comingled funds, pooled funds, limited partnerships, and limited liability corporations. The funds calculate NAV on a periodic basis and are available only from the fund managers. Private investment funds are redeemable at the NAV.

Insurance annuity contracts The Company’s United Kingdom Plan is invested in several insurance annuity contracts. The value of these contracts is calculated by estimating future payments and discounting them to present value. As a result, there is no market for the Plan to exit these investments.

Contributions Contributions to the plans in 2015 are expected to be approximately $14 million.

The estimated future benefit payments, which reflect expected future service, are expected to be as follows:

Year ended December 31, (in millions)	Amount
2015	$29
2016	30
2017	31
2018	33
2019	34
2020-2024	186

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company’s post-retirement health care and other insurance benefits for retired employees are limited and immaterial.

Note 13: Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker (CODM), or decision-making group, in deciding how to allocate resources and in assessing performance. First Data’s CODM is its Chief Executive Officer. The Company is organized into three segments: Global Business Solutions, Global Financial Solutions, and Network & Security Solutions.

The presentation of the 2014, 2013 and 2012 consolidated statements of operations have been revised to classify $81 million, $91 million, and $88 million of Independent Sales Organization (ISO) commissions expenses, respectively, as Selling, general, and administrative expense. Previously, these costs were included in Cost of services and Cost of products sold. The impact of these revisions was not considered to be material to previously issued consolidated financial statements and had no effect on net loss, equity, or cash flows in any previously issued consolidated financial statements.

The business segment measurements provided to and evaluated by the CODM are computed in accordance with the principles listed below.

•	The accounting policies of the operating segments are the same as those described in Note 1 “Summary of Significant Accounting Policies.”

•	Intersegment revenues are eliminated in the segment that sells directly to the end market.

•	Segment revenue excludes reimbursable debit network fees, postage, and other revenue.

•	Segment earnings before net interest expense, income taxes, depreciation and amortization (EBITDA) includes equity earnings in affiliates and excludes depreciation and amortization expense, net income attributable to noncontrolling interests, other operating expenses, and other income (expense). Additionally, segment EBITDA is adjusted for items similar to certain of those used in calculating the Company’s compliance with debt covenants. The additional items that are adjusted to determine segment EBITDA are:

•	stock based compensation and related expense is excluded;

•	official check and money order businesses’ EBITDA are excluded as these are winding down;

•	certain costs directly associated with the termination of the Chase Paymentech Solutions alliance, and expenses related to the conversion of certain BAMS alliance merchant clients onto the Company’s platforms (excludes costs accrued in purchase accounting). Effective October 1, 2011, First Data and Bank of America N.A. (the Bank) jointly decided to have First Data operate the Bank’s legacy settlement platform. Transition costs associated with the revised strategy are also excluded from segment EBITDA;

•	debt issuance costs are excluded and represent costs associated with issuing debt and modifying the Company’s debt structure; and

•	KKR related items include annual sponsor and other fees for management, consulting, financial, and other advisory services are excluded.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•	For significant affiliates, segment revenue and EBITDA are reflected based on the Company’s proportionate share of the results of its investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, the Company includes equity earnings in affiliates, excluding amortization expense, in segment revenue and EBITDA. In addition, the Company’s Global Business Solutions segment measures reflect revenue-based commission payments to ISOs and sales channels which are treated as an expense in the Consolidated Statements of Operations, as contra revenue to be consistent with revenue share arrangements with other ISO’s and sales channels that are recorded as contra revenue.

•	Corporate operations include corporate-wide governance functions such as the Company’s executive management team, aviation, tax, treasury, internal audit and corporate strategy and certain accounting, human resources and legal costs related to supporting the corporate function. Costs incurred by Corporate that are attributable to a segment are allocated to the respective segment.

The following tables present the Company’s operating segment results for the years ended December 31, 2014, 2013, and 2012:

	Year ended December 31, 2014
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Transaction and processing service fees	$3,250	$1,313	$1,277	$—	$5,840
Product sales and other	766	176	92	—	1,034
Equity earnings in affiliates	30	—	—	—	30

Total segment revenues	$4,046	$1,489	$1,369	$—	$6,904

Depreciation and amortization	$518	$401	$90	$23	$1,032
Segment EBITDA	1,687	529	608	(161)	2,663
Other operating expenses and other income (expense) excluding divestitures	38	(3)	96	15	146
Equity earnings in affiliates	216	—	4	—	220

	Year ended December 31, 2013
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Transaction and processing service fees	$3,197	$1,217	$1,284	$—	$5,698
Product sales and other	709	167	78	—	954
Equity earnings in affiliates	32	—	—	—	32

Total segment revenues	$3,938	$1,384	$1,362	$—	$6,684

Depreciation and amortization	$543	$424	$107	$17	$1,091
Segment EBITDA	1,644	404	549	(148)	2,449
Other operating expenses and other income (expense) excluding divestitures	36	(10)	(5)	(118)	(97)
Equity earnings in affiliates	185	—	3	—	188

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2012
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Transaction and processing service fees	$3,090	$1,220	$1,341	$—	$5,651
Product sales and other	744	186	65	—	995
Equity earnings in affiliates	36	—	—	—	36

Total segment revenues	$3,870	$1,406	$1,406	$—	$6,682

Depreciation and amortization	$626	$449	$89	$21	$1,185
Segment EBITDA	1,606	370	585	(125)	2,436
Other operating expenses and other income (expense) excluding divestitures	(43)	(15)	1	(65)	(122)
Equity earnings in affiliates	153	—	5	—	158

A reconciliation of reportable segment amounts to the Company’s consolidated balances is as follows:

	Year ended December 31,
(in millions)	2014	2013	2012
Total segment revenues	$6,904	$6,684	$6,682
Adjustments to reconcile to total revenues:
Adjustments for non-wholly owned entities (a)	57	39	73
ISO commission expense	587	579	563
Reimbursable debit network fees, postage, and other	3,604	3,507	3,362

Total revenues	$11,152	$10,809	$10,680

Segment EBITDA:
Global Business Solutions	$1,687	$1,644	$1,606
Global Financial Solutions	529	404	370
Network & Security Solutions	608	549	585

Total reported segments	2,824	2,597	2,561
Corporate	(161)	(148)	(125)

Adjusted EBITDA	2,663	2,449	2,436

Adjustments to reconcile to Net loss attributable to First Data Corporation:
Adjustments for non-wholly owned entities (a)	24	2	7
Depreciation and amortization	(1,056)	(1,091)	(1,192)
Interest expense	(1,753)	(1,881)	(1,898)
Interest income	11	11	9
Loss on debt extinguishment	(260)	—	—
Other items (b)	95	(129)	(150)
Income tax (expense) benefit	(82)	(87)	224
Stock based compensation	(50)	(38)	(12)
Costs of alliance conversions	(20)	(68)	(77)
KKR related items	(27)	(32)	(34)
Debt issuance costs	(3)	(5)	(14)

Net loss attributable to First Data Corporation	$(458)	$(869)	$(701)

(a)	Net adjustment to reflect First Data’s proportionate share of alliance revenue and EBITDA and amortization related to equity method investments not included in segment EBITDA.
(b)	Includes adjustments to exclude the official check and money order businesses due to the Company’s wind down of these businesses, restructuring, certain retention bonuses, litigation and regulatory settlements, and “Other income (expense)” as presented in the Consolidated Statements of Operations, which includes divestitures, impairments, derivative gains and (losses), and non-operating foreign currency gains and (losses).

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total segment assets, capital expenditures, and investment in unconsolidated affiliates are not disclosed as the CODM, does not utilize such information when allocating resources to the segment or when assessing the segments’ performance.

A reconciliation of reportable segment depreciation and amortization amounts to the Company’s consolidated balances in the Consolidated Statements of Cash Flows is as follows:

	Year ended December 31,
(in millions)	2014	2013	2012
Segment depreciation and amortization	$1,032	$1,091	$1,185
Adjustments for non-wholly owned entities	86	79	102
Amortization of initial payments for new contracts	45	42	44

Total consolidated depreciation and amortization per Consolidated Statements of Cash Flows	1,163	1,212	1,331

Less: Amortization of equity method investment	(62)	(79)	(95)
Less: Amortization of initial payments for new contracts	(45)	(42)	(44)

Total consolidated depreciation and amortization per Consolidated Statements of Operations	$1,056	$1,091	$1,192

Information concerning principal geographic areas was as follows:

(in millions)	United States	International	Total
Revenues:
2014	$9,428	$1,724	$11,152
2013	9,145	1,664	10,809
2012	9,046	1,634	10,680
Long-Lived Assets:
2014	$19,708	$2,588	$22,296
2013	20,020	2,959	22,979
2012	20,595	3,128	23,723

“International” represents businesses of significance, which have local currency as their functional currency regardless of the segments to which the associated revenues and long-lived assets applied.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14: Quarterly Financial Results (Unaudited)

Summarized quarterly results for the two years ended December 31, 2014 and 2013, respectively, are as follows:

	2014
(in millions, except per share amounts)	First	Second	Third	Fourth
Revenues	$2,640	$2,837	$2,792	$2,883
Expenses	2,355	2,455	2,439	2,465

Operating profit	285	382	353	418
Interest income	3	4	2	2
Interest expense	(467)	(463)	(418)	(405)
Loss on debt extinguishment	—	—	(260)	—
Other income	1	82	57	21

(Loss) income before income taxes and equity earnings in affiliates	(178)	5	(266)	36
Income tax expense (benefit)	37	40	(23)	28
Equity earnings in affiliates	50	58	55	57

Net (loss) income	(165)	23	(188)	65
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	36	57	47	53

Net (loss) income attributable to First Data Corporation	$(201)	$(34)	$(235)	$12

Net (loss) income per share, basic and diluted	$(201,000)	$(34,000)	$(235,000)	$12,000

	2013
(in millions, except per share amounts)	First	Second	Third	Fourth
Revenues	$2,591	$2,709	$2,712	$2,797
Expenses	2,400	2,438	2,408	2,439

Operating profit	191	271	304	358
Interest income	2	3	3	3
Interest expense	(469)	(472)	(469)	(471)
Other income (expense)	—	15	(36)	(26)

Loss before income taxes and equity earnings in affiliates	(276)	(183)	(198)	(136)
Income tax expense (benefit)	62	11	29	(15)
Equity earnings in affiliates	38	51	47	52

Net loss	(300)	(143)	(180)	(69)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	39	44	39	55

Net (loss) income attributable to First Data Corporation	$(339)	$(187)	$(219)	$(124)

Net (loss) income per share, basic and diluted	$(339,000)	$(187,000)	$(219,000)	$(124,000)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15: Income Taxes

	Year ended December 31,
(in millions)	2014	2013	2012
Components of pretax (loss) income:
Domestic	$(378)	$(778)	$(875)
Foreign	195	173	124

	$(183)	$(605)	$(751)

Provision (benefit) for income taxes:
Federal	$17	$21	$(301)
State and local	21	20	66
Foreign	44	46	11

Income tax expense (benefit)	$82	$87	$(224)

Effective income tax rate	(45)%	(14)%	30%

The Company’s effective tax rates differ from statutory rates as follows:

	Year ended December 31,
	2014	2013	2012
Federal statutory rate	35%	35%	35%
State income taxes, net of federal income tax benefit	(1)	2	1
Nontaxable income from noncontrolling interests	37	10	8
Impact of foreign operations (a)(b)	(9)	(1)	1
Tax effects of foreign exchange gains/losses	(6)	1	—
Valuation allowances (b)	(103)	(54)	(20)
Liability for unrecognized tax benefits (b)	12	(1)	4
Prior year adjustments (b)	(7)	(6)	2
Nondeductible bad debts	(3)	—	—
Other	—	—	(1)

Effective tax rate	(45)%	(14)%	30%

(a)	The impact of foreign operations includes the effects of earnings and profits adjustments, foreign losses, and differences between foreign tax expense and foreign taxes eligible for the U.S. foreign tax credit.
(b)	The 2014, 2013, and 2012 effective tax rates were negatively impacted by a total of approximately 5%, 11%, and 9%, respectively, as a result of the current year cumulative correction of immaterial prior year errors.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company’s income tax provisions (benefits) consisted of the following components:

	Year ended December 31,
(in millions)	2014	2013	2012
Current:
Federal	$—	$(1)	$(60)
State and local	39	23	16
Foreign	61	52	39

	100	74	(5)

Deferred:
Federal	17	22	(242)
State and local	(18)	(3)	50
Foreign	(17)	(6)	(27)

	(18)	13	(219)

	$82	$87	$(224)

Income tax payments, net of refunds received, of $96 million in 2014 were less than current expense primarily as a result of payments expected in 2015 related to 2014 tax liabilities. Income tax payments, net of refunds received, of $93 million in 2013 were greater than current expenses primarily as a result of cash payments relating to prior years and expected refunds of cash taxes paid. Income tax payments, net of refunds received, of $70 million in 2012 were greater than current expense primarily as a result of a decrease in the liability for unrecognized tax benefits.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the book and tax bases of the Company’s assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets are included in both “Other current assets” and “Other long-term assets” in the Company’s Consolidated Balance Sheets. Deferred tax liabilities are included in both “Other current liabilities” and “Long-term deferred tax liabilities” in the Company’s Consolidated Balance Sheets. The following table outlines the principal components of deferred tax items:

	As of December 31,
(in millions)	2014	2013
Deferred tax assets related to:
Reserves and other accrued expenses	$221	$315
Pension obligations	—	13
Employee related liabilities	84	100
Deferred revenues	30	33
Net operating losses and tax credit carryforwards	2,160	2,003
U.S. foreign tax credits on undistributed earnings	280	274
Foreign exchange (gain)/loss	52	69

Total deferred tax assets	2,827	2,807
Valuation allowance	(1,649)	(1,455)

Realizable deferred tax assets	1,178	1,352

Deferred tax liabilities related to:
Property, equipment, and intangibles	(1,082)	(1,233)
Pension obligations	(2)	—
Investment in affiliates and other	(331)	(426)
Unrealized securities and hedging (gain)/loss	(1)	(1)
U.S. tax on foreign undistributed earnings	(185)	(140)

Total deferred tax liabilities	(1,601)	(1,800)

Net deferred tax liabilities	$(423)	$(448)

The Company’s deferred tax assets and liabilities were included in the Consolidated Balance Sheets as follows:

	As of December 31,
(in millions)	2014	2013
Current deferred tax assets	$86	$103
Current deferred tax liabilities	(6)	(1)
Long-term deferred tax assets	18	3
Long-term deferred tax liabilities	(521)	(553)

Net deferred tax liabilities	$(423)	$(448)

As of December 31, 2014 and 2013, the Company had recorded valuation allowances of $1.6 billion and $1.5 billion, respectively, against its net deferred tax assets. The increase to the valuation allowance of $195 million in 2014 was primarily due to current year federal, state, and foreign net operating losses which may not be utilized within the statute of limitations. Included in the total change to the valuation allowance was a release in a certain foreign jurisdiction due to improved financial performance. In determining the necessary amount of

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

valuation allowance, the Company has considered a tax planning strategy related to its investments in affiliates. Implementation of this strategy would result in the immediate reversal of temporary differences associated with the excess of book basis over tax basis in the investments.

The following table presents the amounts of federal, state, and foreign net operating loss carryforwards and foreign tax credit, general business credit, and minimum tax credit carryforwards:

(in millions)	As of December 31, 2014
Federal net operating loss carryforwards (a)	$2,828
State net operating loss carryforwards (a)	4,719
Foreign net operating loss carryforwards (b)	2,763
Foreign tax credit carryforwards (c)	216
General business credit carryforwards (d)	12
Minimum tax credit carryforwards (e)	2

(a)	If not utilized, these carryforwards will expire in years 2015 through 2034.
(b)	Foreign net operating loss carryforwards of $62 million, if not utilized, will expire in years 2015 through 2034. The remaining foreign net operating loss carryforwards of $2.7 billion have an indefinite life.
(c)	If not utilized, these carryforwards will expire in years 2018 through 2024.
(d)	If not utilized, these carryforwards will expire in years 2027 through 2033.
(e)	These carryforwards have an indefinite life.

In addition to the federal net operating loss carryforwards stated above, as a result of being a part of the U.S. consolidated tax return filing with FDH, the Company is allocated another $464 million of net operating loss as of December 31, 2014.

The Company intends to indefinitely invest its net equity in its foreign operations, with the exception of any undistributed foreign earnings. Accordingly, as of December 31, 2014, no provision had been made for U.S. federal and state income taxes on the cumulative amount of temporary differences related to investments in foreign subsidiaries, other than those differences related to the undistributed earnings. Upon sale or liquidation of these investments, the Company would potentially be subject to U.S., state, and foreign income taxes and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred tax liability is not practicable because of the complexities associated with its hypothetical calculation.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the unrecognized tax benefits for the years ended December 31, 2012, 2013, and 2014 is as follows:

(in millions)	Unrecognized Tax Benefits
Balance as of January 1, 2012	$335
Increases for tax positions of prior years	5
Decreases for tax positions of prior years	(58)
Increases for tax positions related to the current period	6
Decreases due to the lapse of the applicable statute of limitations	(2)

Balance as of December 31, 2012	286
Increases for tax positions of prior years	3
Decreases for tax positions of prior years	(3)
Increases for tax positions related to the current period	5
Decreases for cash settlements with taxing authorities	(6)
Decreases due to the lapse of the applicable statute of limitations	(6)

Balance as of December 31, 2013	279
Increases for tax positions of prior years	3
Decreases for tax positions of prior years	(29)
Increases for tax positions related to the current period	1
Decreases for cash settlements with taxing authorities	(13)
Decreases due to the lapse of the applicable statute of limitations	(5)

Balance as of December 31, 2014	$236

Most of the unrecognized tax benefits are included in the “Other long-term liabilities” line of the Consolidated Balance Sheets, net of the federal benefit on state income taxes (approximately $17 million as of December 31, 2014). However, those unrecognized tax benefits that affect the federal consolidated tax years ending December 31, 2008 through December 31, 2014 are included in the “Long-term deferred tax liabilities” line of the Consolidated Balance Sheets, as these items reduce the Company’s net operating loss and credit carryforwards from those periods. The unrecognized tax benefits as of December 31, 2014, 2013, and 2012 included approximately $126 million, $161 million, and $163 million, respectively, of tax positions that, if recognized, would affect the effective tax rate.

During the year ended December 31, 2014, the Company’s liability for unrecognized tax benefits was reduced by $29 million related to the effective resolution of certain federal and state audit issues. The reduction in liabilities was recorded through a decrease to tax expense and an increase to deferred tax liabilities.

During the year ended December 31, 2012, the Company’s liability for unrecognized tax benefits was reduced by $52 million upon closure of the 2003 and 2004 federal tax years and the resolution of certain state audit issues. The reduction in liabilities was recorded through a decrease to tax expense and an increase to deferred tax liabilities.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company recognizes interest and penalties related to unrecognized tax benefits in the “Income tax expense (benefit)” line item of the Consolidated Statements of Operations. Cumulative accrued interest and penalties (net of related tax benefits) are not included in the ending balances of unrecognized tax benefits. Cumulative accrued interest and penalties are included in the “Other long-term liabilities” line of the Consolidated Balance Sheets while the related tax benefits are included in the “Long-term deferred tax liabilities” line of the Consolidated Balance Sheets. The following table presents the approximate amounts associated with accrued interest expense and the cumulative accrued interest and penalties:

	Year ended December 31,
(in millions)	2014	2013	2012
Current year accrued interest expense (net of related tax benefits)	$1	$5	$4
Cumulative accrued interest and penalties (net of related tax benefits)	39	45	47

As of December 31, 2014, the Company anticipates it is reasonably possible that its liability for unrecognized tax benefits may decrease by approximately $122 million within the next 12 months as a result of the possible closure of federal tax audits, potential settlements with certain states and foreign countries, and the lapse of the statute of limitations in various state and foreign jurisdictions.

The Company or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. As of December 31, 2014, the Company was no longer subject to income tax examination by the U.S. federal jurisdiction for years before 2005. State and local examinations are substantially complete through 2006. Foreign jurisdictions generally remain subject to examination by their respective authorities from 2008 forward, none of which are considered major jurisdictions.

Under the Tax Allocation Agreement executed at the time of the spin-off of The Western Union Company (Western Union) on September 29, 2006, Western Union is responsible for and must indemnify the Company against all taxes, interest, and penalties that relate to Western Union for periods prior to the spin-off date. If Western Union were to agree to or be finally determined to owe any amounts for such periods but were to default in its indemnification obligation under the Tax Allocation Agreement, the Company as parent of the tax filing group during such periods generally would be required to pay the amounts to the relevant tax authority, resulting in a potentially material adverse effect on the Company’s financial position and results of operations. As of December 31, 2014, the Company had approximately $116 million of income taxes payable, including approximately $4 million of uncertain income tax liabilities, recorded related to Western Union for periods prior to the spin-off date. The Company has recorded a corresponding account receivable of equal amount from Western Union, which is included as a long-term account receivable in the “Other long-term assets” line of the Company’s Consolidated Balance Sheets, reflecting the indemnification obligation. The uncertain income tax liabilities and corresponding receivable are based on information provided by Western Union regarding its tax contingency reserves for periods prior to the spin-off date. There is no assurance that a Western Union-related issue raised by the IRS or other tax authority will be finally resolved at a cost not in excess of the amount reserved and reflected in the Company’s uncertain income tax liabilities and corresponding receivable from Western Union. The Western Union contingent liability is in addition to the Company’s liability for unrecognized tax benefits discussed above.

The IRS completed its examination of the U.S. federal consolidated income tax returns of the Company for 2005 through 2007 and issued a 30-Day letter in October 2012. The 30-Day letter claims that the Company and its subsidiaries, which included Western Union during some of the years at issue, owe additional taxes with respect to a variety of adjustments. The Company and Western Union agree with several of the adjustments in the 30-Day letter, such adjustments representing tax due of approximately $40 million. This undisputed tax and associated interest due (pretax) of approximately $19 million through December 31, 2014, have been fully

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

reserved. The undisputed tax for which Western Union would be required to indemnify the Company is greater than the total tax due, such that settlement of the undisputed tax would result in a net refund to the Company. As to the adjustments that are disputed, such issues represent total taxes allegedly due of approximately $59 million, of which $40 million relates to the Company and $19 million relates to Western Union. The Company estimates that total interest due (pretax) on the disputed amounts is approximately $20 million through December 31, 2014, of which $11 million relates to the Company and $9 million relates to Western Union. As to the disputed issues, the Company and Western Union are contesting the asserted deficiencies with the Appeals Office of the IRS. The Company believes that it has adequately reserved for the disputed issues in its liability for unrecognized tax benefits described above and that final resolution of those issues will not have a material adverse effect on its financial position or results of operations.

Note 16: Investment in Affiliates

Segment results include the Company’s proportionate share of income from affiliates, which consist of unconsolidated investments accounted for under the equity method of accounting. The most significant of these affiliates are related to the Company’s merchant bank alliance program.

A merchant alliance, as it pertains to investments accounted for under the equity method, is an agreement between FDC and a financial institution that combines the processing capabilities and management expertise of the Company with the visibility and distribution channel of the bank. The alliance acquires credit and debit card transactions from merchants. The Company provides processing and other services to the alliance and charges fees to the alliance primarily based on contractual pricing. These fees have been separately identified on the face of the Consolidated Statements of Operations.

As of December 31, 2014, there were eight affiliates accounted for under the equity method of accounting, comprised of five merchant alliances and three strategic investments in companies in related markets.

The Wells Fargo alliance meets the Significant Subsidiary test provided in Regulations S-X Rule 1-02 (w) in that the Company’s equity earnings of this alliance exceeded 20% of the Company’s consolidated income from continuing operations before income taxes.

A summary of unaudited financial information for the merchant alliances and other affiliates accounted for under the equity method of accounting is presented below.

	As of December 31,
(in millions)	2014	2013
Total assets	$2,865	$3,244
Total liabilities	2,759	2,905

In accordance with Regulation S-X Rule 3-09, the financial statements of Wells Fargo Merchant Services, LLC are filed with this Form 10-K as part of Item 15(c).

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The primary components of assets and liabilities are settlement-related accounts similar to those described in Note 4 “Settlement Assets and Obligations” of these consolidated financial statements.

	Year ended December 31,
(in millions)	2014	2013	2012
Net operating revenues	$1,357	$1,369	$1,278
Operating expenses	638	675	630

Operating income	$719	$694	$648

Net income	$696	$664	$639
FDC equity earnings	220	188	158

The formation of a merchant alliance accounted for under the equity method of accounting generally involves the Company and/or a financial institution contributing merchant contracts to the alliance and a cash payment from one owner to the other to achieve the desired ownership percentages. The asset amounts reflected above are owned by the alliances and other equity method investees and do not include any of such payments made by the Company. The amount by which the total of the Company’s investments in affiliates exceeded its proportionate share of the investees’ net assets was approximately $1.1 billion and $1.2 billion as of December 31, 2014 and 2013, respectively.

The non-goodwill portion of this amount is considered an identifiable intangible asset that is amortized. The estimated future amortization expense for these intangible assets as of December 31, 2014 is as follows:

Year ended December 31, (in millions)	Amount
2015	$57
2016	51
2017	47
2018	29
2019	5
Thereafter	—

These amounts assume that these alliances continue as they currently exist. Much of the difference between FDC’s proportionate share of the investees’ net income and FDC’s equity earnings noted above relates to this amortization.

Note 17: Supplemental Guarantor Condensed Consolidating Financial Statements

As described in Note 6 “Borrowings” of these consolidated financial statements, FDC’s 12.625% senior notes, 11.25% senior notes, 10.625% senior notes, and 11.75% senior subordinated notes are guaranteed by most of the existing and future, direct and indirect, wholly owned, domestic subsidiaries of FDC (Guarantors). The Guarantors guarantee the senior secured revolving credit facility, senior secured term loan facility, the 8.875% senior secured notes, the 7.375% senior secured notes, and the 6.75% senior secured notes, which rank senior in right of payment to all existing and future unsecured and second lien indebtedness of FDC’s guarantor subsidiaries to the extent of the value of the collateral. The Guarantors guarantee the 8.25% and 8.75% senior second lien notes which rank senior in right of payment to all existing and future unsecured indebtedness of FDC’s guarantor subsidiaries to the extent of the value of the collateral. The 12.625% senior note, 10.625% senior note, and 11.25% senior note guarantees are unsecured and rank equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiaries but senior in right of payment to all existing

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and future subordinated indebtedness of FDC’s guarantor subsidiaries. The 11.75% senior subordinated note guarantee is unsecured and ranks equally in right of payment with all existing and future senior subordinated indebtedness of the guarantor subsidiaries.

All of the above guarantees are full, unconditional, and joint and several and each of the Guarantors is 100% owned, directly or indirectly, by FDC. None of the other subsidiaries of FDC, either direct or indirect, guarantee the notes (Non-Guarantors). The Guarantors are subject to release under certain circumstances as described below.

The credit agreement governing the guarantees of the senior secured revolving credit facility and senior secured term loan facility provide for a Guarantor to be automatically and unconditionally released and discharged from its guarantee obligations in certain circumstances, including under the following circumstances:

•	the Guarantor ceases to be a “restricted subsidiary” for purpose of the agreement because FDC no longer directly or indirectly owns 50% of the equity or, if a corporation, stock having voting power to elect a majority of the board of directors of the Guarantor; or

•	the Guarantor is designated as an “unrestricted subsidiary” for purposes of the agreement covenants; or

•	the Guarantor is no longer wholly owned by FDC subject to the value of all Guarantors released under this provision does not exceed (x) 10% of FDC’s Covenant EBITDA plus (y) the amount of investments permitted under the agreement in respect of non-guarantors.

The indentures governing all of the other guarantees described above provide for a Guarantor to be automatically and unconditionally released and discharged from its guarantee obligations in certain circumstances, including upon the earliest to occur of:

•	the sale, exchange or transfer of the subsidiary’s capital stock or all or substantially all of its assets;

•	designation of the Guarantor as an “unrestricted subsidiary” for purposes of the indenture covenants;

•	release or discharge of the Guarantor’s guarantee of certain other indebtedness; or

•	legal defeasance or covenant defeasance of the indenture obligations when provision has been made for them to be fully satisfied.

During the first quarter of 2014, the Company corrected errors related to the presentation of cost allocations and interest on intercompany notes in the Guarantor condensed consolidating financial statements related primarily to 2008 and 2009. The Company does not believe these errors were material. The adjustments are limited to the guarantor footnote and do not affect any other reported amounts or disclosures in the Company’s consolidated financial statements.

During the third quarter of 2014, the senior secured loan facilities were amended and three subsidiaries were removed as guarantors. Although these changes were not material and did not have an impact to the Company’s consolidated financial statements, the Company adjusted prior periods to align with the new guarantor structure. These adjustments are limited to the guarantor footnote and do not affect any other reported amounts or disclosures in the Company’s consolidated financial statements. Refer to Note 6 “Borrowings” of these consolidated financial statements for additional information on the private placement.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of the adjustments is as follows:

	Year ended December 31, 2013
	FDC Parent Company		Guarantor Subsidiaries		Non-Guarantor Subsidiaries		Consolidation Adjustments
(in millions)	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Revenues	$—	$—	$7,258	$6,665	$3,838	$4,431	$(287)	$(287)
(Loss) income before income taxes and equity earnings in affiliates	(1,171)	(1,171)	596	564	523	600	(741)	(786)
Income tax (benefit) expense	(302)	(302)	301	250	88	139	—	—
Net (loss) income attributable to First Data Corporation	(869)	(869)	483	483	379	424	(862)	(907)
Comprehensive (loss) income attributable to First Data Corporation	(906)	(906)	453	453	283	331	(736)	(784)

	Year ended December 31, 2012
	FDC Parent Company		Guarantor Subsidiaries		Non-Guarantor Subsidiaries		Consolidation Adjustments
(in millions)	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Revenues	$—	$—	$7,181	$6,569	$3,781	$4,393	$(282)	$(282)
(Loss) income before income taxes and equity earnings in affiliates	(1,244)	(1,244)	564	561	473	569	(702)	(795)
Income tax (benefit) expense	(543)	(543)	274	252	45	67	—	—
Net (loss) income attributable to First Data Corporation	(701)	(701)	447	447	367	460	(814)	(907)
Comprehensive (loss) income attributable to First Data Corporation	(655)	(655)	449	447	356	451	(805)	(898)

	As of December 31, 2013
	FDC Parent Company		Guarantor Subsidiaries		Non-Guarantor Subsidiaries		Consolidation Adjustments
(in millions)	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Assets:
Investment in consolidated subsidiaries	$24,393	$24,393	$5,314	$5,714	$—	$—	$(29,707)	$(30,107)
Total assets	34,719	34,719	36,078	35,525	18,712	21,159	(54,269)	(56,163)
Liabilities and Equity:
Total liabilities	36,209	36,209	14,980	15,484	6,850	7,841	(24,561)	(26,056)
First Data Corporation shareholder’s equity	(1,490)	(1,490)	21,097	20,041	5,417	6,873	(26,514)	(26,914)
Total equity	(1,490)	(1,490)	21,097	20,041	11,793	13,249	(29,707)	(30,107)
Total liabilities and equity	34,719	34,719	36,078	35,525	18,712	21,159	(54,269)	(56,163)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2013
	FDC Parent Company		Guarantor Subsidiaries		Non-Guarantor Subsidiaries		Consolidation Adjustments
(in millions)	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Net cash (used in) provided by operating activities	$(1,733)	$(1,733)	$1,450	$1,333	$956	$1,073	$—	$—
Net cash provided by (used in) investing activities	165	165	(1)	20	(149)	(170)	(368)	(368)
Net cash provided by (used in) financing activities	1,377	1,377	(1,441)	(1,341)	(794)	(894)	368	368

	Year ended December 31, 2012
	FDC Parent Company		Guarantor Subsidiaries		Non-Guarantor Subsidiaries		Consolidation Adjustments
(in millions)	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Net cash (used in) provided by operating activities	$(1,681)	$(1,681)	$1,681	$1,520	$767	$928	$—	$—
Net cash provided by (used in) investing activities	191	191	(12)	6	(132)	(150)	(444)	(444)
Net cash provided by (used in) financing activities	1,555	1,555	(1,664)	(1,528)	(582)	(720)	444	444

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables present the results of operations, financial position, and cash flows of FDC (FDC Parent Company), the Guarantor subsidiaries, the Non-Guarantor subsidiaries and consolidation adjustments for the years ended December 31, 2014, 2013, and 2012 and as of December 31, 2014 and 2013 to arrive at the information for FDC on a consolidated basis.

	Year ended December 31, 2014
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
Revenues:
Transaction and processing service fees	$—	$3,712	$3,056	$(258)	$6,510
Product sales and other	—	625	473	(60)	1,038
Reimbursable debit network fees, postage, and other	—	2,510	1,094	—	3,604

Total revenues	—	6,847	4,623	(318)	11,152

Expenses:
Cost of services (exclusive of items shown below)	—	1,403	1,523	(258)	2,668
Cost of products sold	—	223	167	(60)	330
Selling, general, and administrative	131	1,125	787	—	2,043
Reimbursable debit network fees, postage, and other	—	2,510	1,094	—	3,604
Depreciation and amortization	10	607	439	—	1,056
Other operating expenses:
Restructuring, net	10	3	—	—	13

Total expenses	151	5,871	4,010	(318)	9,714

Operating (loss) profit	(151)	976	613	—	1,438

Interest income	—	—	11	—	11
Interest expense	(1,738)	(9)	(6)	—	(1,753)
Loss on debt extinguishment	(260)	—	—	—	(260)
Interest income (expense) from intercompany notes	316	(305)	(11)	—	—
Other income (expense)	81	100	(20)	—	161
Equity earnings from consolidated subsidiaries	833	294	—	(1,127)	—

	(768)	80	(26)	(1,127)	(1,841)

(Loss) income before income taxes and equity earnings in affiliates	(919)	1,056	587	(1,127)	(403)
Income tax (benefit) expense	(461)	377	166	—	82
Equity earnings in affiliates	—	202	18	—	220

Net (loss) income	(458)	881	439	(1,127)	(265)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	66	127	193

Net (loss) income attributable to First Data Corporation	$(458)	$881	$373	$(1,254)	$(458)

Comprehensive (loss) income	$(798)	$709	$187	$(714)	$(616)
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	55	127	182

Comprehensive (loss) income attributable to First Data Corporation	$(798)	$709	$132	$(841)	$(798)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2013 (As Adjusted)
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
Revenues:
Transaction and processing service fees	$—	$3,585	$2,987	$(227)	$6,345
Product sales and other	—	570	447	(60)	957
Reimbursable debit network fees, postage, and other	—	2,510	997	—	3,507

Total revenues	—	6,665	4,431	(287)	10,809

Expenses:
Cost of services (exclusive of items shown below)	—	1,508	1,442	(227)	2,723
Cost of products sold	—	217	171	(60)	328
Selling, general, and administrative	115	1,136	729	—	1,980
Reimbursable debit network fees, postage, and other	—	2,510	997	—	3,507
Depreciation and amortization	7	623	461	—	1,091
Other operating expenses:
Restructuring, net	18	25	5	—	48
Litigation and regulatory settlements	8	—	—	—	8

Total expenses	148	6,019	3,805	(287)	9,685

Operating (loss) profit	(148)	646	626	—	1,124

Interest income	—	—	11	—	11
Interest expense	(1,864)	(10)	(7)	—	(1,881)
Interest income (expense) from intercompany notes	315	(276)	(39)	—	—
Other income (expense)	(53)	(3)	9	—	(47)
Equity earnings from consolidated subsidiaries	579	207	—	(786)	—

	(1,023)	(82)	(26)	(786)	(1,917)

(Loss) income before income taxes and equity earnings in affiliates	(1,171)	564	600	(786)	(793)
Income tax (benefit) expense	(302)	250	139	—	87
Equity earnings in affiliates	—	169	19	—	188

Net (loss) income	(869)	483	480	(786)	(692)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	56	121	177

Net (loss) income attributable to First Data Corporation	$(869)	$483	$424	$(907)	$(869)

Comprehensive (loss) income	$(906)	$453	$388	$(663)	$(728)
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	57	121	178

Comprehensive (loss) income attributable to First Data Corporation	$(906)	$453	$331	$(784)	$(906)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2012 (As Adjusted)
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
Revenues:
Transaction and processing service fees	$—	$3,540	$2,990	$(200)	$6,330
Product sales and other	—	604	443	(59)	988
Reimbursable debit network fees, postage, and other	—	2,425	960	(23)	3,362

Total revenues	—	6,569	4,393	(282)	10,680

Expenses:
Cost of services (exclusive of items shown below)	—	1,504	1,477	(200)	2,781
Cost of products sold	—	225	164	(59)	330
Selling, general, and administrative	89	1,142	682	—	1,913
Reimbursable debit network fees, postage, and other	—	2,425	960	(23)	3,362
Depreciation and amortization	8	687	497	—	1,192
Other operating expenses:
Restructuring, net	—	7	16	—	23
Impairments	—	5	—	—	5

Total expenses	97	5,995	3,796	(282)	9,606

Operating (loss) profit	(97)	574	597	—	1,074

Interest income	—	1	8	—	9
Interest expense	(1,881)	(7)	(10)	—	(1,898)
Interest income (expense) from intercompany notes	313	(271)	(42)	—	—
Other income (expense)	(102)	(8)	16	—	(94)
Equity earnings from consolidated subsidiaries	523	272	—	(795)	—

	(1,147)	(13)	(28)	(795)	(1,983)

(Loss) income before income taxes and equity earnings in affiliates	(1,244)	561	569	(795)	(909)
Income tax (benefit) expense	(543)	252	67	—	(224)
Equity earnings in affiliates	—	138	20	—	158

Net (loss) income	(701)	447	522	(795)	(527)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	62	112	174

Net (loss) income attributable to First Data Corporation	$(701)	$447	$460	$(907)	$(701)

Comprehensive (loss) income	$(655)	$447	$516	$(786)	$(478)
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	65	112	177

Comprehensive (loss) income attributable to First Data Corporation	$(655)	$447	$451	$(898)	$(655)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	As of December 31, 2014
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$23	$335	$—	$358
Accounts receivable, net of allowance for doubtful accounts	8	729	1,015	—	1,752
Settlement assets (a)	—	3,849	3,706	—	7,555
Intercompany notes receivable	3,375	307	—	(3,682)	—
Other current assets	44	119	126	—	289

Total current assets	3,427	5,027	5,182	(3,682)	9,954

Property and equipment, net of accumulated depreciation	33	619	278	—	930
Goodwill	—	9,085	7,932	—	17,017
Customer relationships, net of accumulated amortization	—	1,469	1,135	—	2,604
Other intangibles, net of accumulated amortization	603	623	519	—	1,745
Investment in affiliates	—	948	153	—	1,101
Long-term settlement assets (a)	—	—	3	—	3
Long-term intercompany receivables	6,064	14,442	5,135	(25,641)	—
Long-term intercompany notes receivable	320	1	9	(330)	—
Long-term deferred tax assets	671	—	—	(671)	—
Other long-term assets	397	317	298	(97)	915
Investment in consolidated subsidiaries	24,474	5,331	—	(29,805)	—

Total assets	$35,989	$37,862	$20,644	$(60,226)	$34,269

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9	$171	$100	$—	$280
Short-term and current portion of long-term borrowings	20	64	77	—	161
Settlement obligations (a)	—	3,849	3,708	—	7,557
Intercompany notes payable	309	3,346	27	(3,682)	—
Other current liabilities	583	528	422	—	1,533

Total current liabilities	921	7,958	4,334	(3,682)	9,531

Long-term borrowings	20,578	131	2	—	20,711
Long-term deferred tax liabilities	—	1,024	168	(671)	521
Long-term intercompany payables	14,397	7,804	3,440	(25,641)	—
Long-term intercompany notes payable	9	260	61	(330)	—
Other long-term liabilities	536	225	124	(97)	788

Total liabilities	36,441	17,402	8,129	(30,421)	31,551

Redeemable equity interest	—	—	70	(70)	—
Redeemable noncontrolling interest	—	—	—	70	70
First Data Corporation stockholder’s (deficit) equity	(452)	20,460	6,241	(26,701)	(452)
Noncontrolling interests	—	—	101	2,999	3,100
Equity of consolidated alliance	—	—	6,103	(6,103)	—

Total equity	(452)	20,460	12,445	(29,805)	2,648

Total liabilities and equity	$35,989	$37,862	$20,644	$(60,226)	$34,269

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	As of December 31, 2013 (As Adjusted)
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$36	$33	$356	$—	$425
Accounts receivable, net of allowance for doubtful accounts	6	776	982	—	1,764
Settlement assets (a)	—	3,786	3,756	—	7,542
Intercompany notes receivable	21	—	17	(38)	—
Other current assets	64	180	101	—	345

Total current assets	127	4,775	5,212	(38)	10,076

Property and equipment, net of accumulated depreciation	28	540	281	—	849
Goodwill	—	9,090	8,158	—	17,248
Customer relationships, net of accumulated amortization	—	1,732	1,430	—	3,162
Other intangibles, net of accumulated amortization	605	517	598	—	1,720
Investment in affiliates	—	1,143	191	—	1,334
Long-term settlement assets (a)	—	—	15	—	15
Long-term intercompany receivables	4,818	11,379	5,036	(21,233)	—
Long-term intercompany notes receivable	3,537	289	—	(3,826)	—
Long-term deferred tax assets	850	—	—	(850)	—
Other long-term assets	361	346	238	(109)	836
Investment in consolidated subsidiaries	24,393	5,714	—	(30,107)	—

Total assets	$34,719	$35,525	$21,159	$(56,163)	$35,240

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10	$172	$106	$—	$288
Short-term and current portion of long-term borrowings	4	66	76	—	146
Settlement obligations (a)	—	3,786	3,767	—	7,553
Intercompany notes payable	17	—	21	(38)	—
Other current liabilities	686	531	414	—	1,631

Total current liabilities	717	4,555	4,384	(38)	9,618

Long-term borrowings	22,470	77	10	—	22,557
Long-term deferred tax liabilities	—	1,240	163	(850)	553
Long-term intercompany payables	12,172	5,933	3,128	(21,233)	—
Long-term intercompany notes payable	290	3,450	86	(3,826)	—
Other long-term liabilities	560	229	70	(109)	750

Total liabilities	36,209	15,484	7,841	(26,056)	33,478

Redeemable equity interest	—	—	69	(69)	—
Redeemable noncontrolling interest	—	—	—	69	69
First Data Corporation stockholder’s (deficit) equity	(1,490)	20,041	6,873	(26,914)	(1,490)
Noncontrolling interests	—	—	90	3,093	3,183
Equity of consolidated alliance	—	—	6,286	(6,286)	—

Total equity	(1,490)	20,041	13,249	(30,107)	1,693

Total liabilities and equity	$34,719	$35,525	$21,159	$(56,163)	$35,240

(a)	The majority of the Guarantor settlement assets relate to FDC’s merchant acquiring business. FDC believes the settlement assets are not available to satisfy any claims other than those related to the settlement liabilities.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2014
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(458)	$881	$439	$(1,127)	$(265)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	10	683	470	—	1,163
Charges (gains) related to other operating expenses and other income	189	(97)	20	—	112
Other non-cash and non-operating items, net	(737)	(367)	(20)	1,127	3
(Decrease) increase in cash, excluding the effects of acquisitions and dispositions, resulting from changes in operating assets and liabilities	(702)	632	70	—	—

Net cash (used in) provided by operating activities	(1,698)	1,732	979	—	1,013

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from dispositions, net of expenses paid	—	270	—	—	270
Additions to property and equipment	(8)	(124)	(176)	—	(308)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	—	(183)	(76)	—	(259)
Acquisitions, net of cash acquired	—	(31)	—	—	(31)
Proceeds from sale of property and equipment	—	2	1	—	3
Other investing activities	—	—	(4)	—	(4)
Distributions and dividends from subsidiaries	75	232	—	(307)	—

Net cash provided by (used in) investing activities	67	166	(255)	(307)	(329)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	10	—	2	—	12
Proceeds from issuance of long-term debt	350	—	—	—	350
Debt modification and related financing costs, net	(343)	—	—	—	(343)
Principal payments on long-term debt	(2,183)	(73)	(5)	—	(2,261)
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	—	—	(45)	(221)	(266)
Distributions paid to equity holders	—	—	(453)	453	—
Purchase of noncontrolling interest	—	—	(1)	—	(1)
Capital transactions, net	1,788	—	(75)	75	1,788
Intercompany	1,973	(1,840)	(133)	—	—

Net cash provided by (used in) financing activities	1,595	(1,913)	(710)	307	(721)
Effect of exchange rate changes on cash and cash equivalents	—	5	(35)	—	(30)

Change in cash and cash equivalents	(36)	(10)	(21)	—	(67)

Cash and cash equivalents at beginning of period	36	33	356	—	425

Cash and cash equivalents at end of period	$—	$23	$335	$—	$358

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2013 (As Adjusted)
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(869)	$483	$480	$(786)	$(692)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	7	715	490	—	1,212
Charges (gains) related to other operating expenses and other income (expense)	79	28	(4)	—	103
Other non-cash and non-operating items, net	(498)	(268)	(29)	786	(9)
(Decrease) increase in cash resulting from changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions	(452)	375	136	—	59

Net cash (used in) provided by operating activities	(1,733)	1,333	1,073	—	673

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from dispositions, net of expenses paid and cash disposed	—	10	8	—	18
Additions to property and equipment	—	(68)	(126)	—	(194)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(1)	(124)	(60)	—	(185)
Acquisitions, net of cash acquired	(12)	—	—	—	(12)
Proceeds from sale of property and equipment	—	5	7	—	12
Other investing activities	—	7	1	—	8
Distributions and dividends from subsidiaries	178	190	—	(368)	—

Net cash provided by (used in) investing activities	165	20	(170)	(368)	(353)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	—	—	(109)	—	(109)
Debt modification and related financing costs, net	(10)	—	—	—	(10)
Principal payments on long-term debt	(16)	(67)	(10)	—	(93)
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	—	—	(41)	(183)	(224)
Distributions paid to equity holders	—	—	(373)	373	—
Purchase of noncontrolling interest	—	—	(24)	—	(24)
Capital transactions, net	(30)	—	(178)	178	(30)
Intercompany	1,433	(1,274)	(159)	—	—

Net cash provided by (used in) financing activities	1,377	(1,341)	(894)	368	(490)
Effect of exchange rate changes on cash and cash equivalents	—	(2)	(11)	—	(13)

Change in cash and cash equivalents	(191)	10	(2)	—	(183)

Cash and cash equivalents at beginning of period	227	23	358	—	608

Cash and cash equivalents at end of period	$36	$33	$356	$—	$425

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2012 (As Adjusted)
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(701)	$447	$522	$(795)	$(527)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	8	794	529	—	1,331
(Gains) charges related to other operating expenses and other income (expense)	102	20	—	—	122
Other non-cash and non-operating items, net	(484)	(332)	(19)	795	(40)
(Decrease) increase in cash resulting from changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions	(606)	591	(104)	—	(119)

Net cash (used in) provided by operating activities	(1,681)	1,520	928	—	767

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(3)	(70)	(120)	—	(193)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(1)	(133)	(43)	—	(177)
Acquisitions, net of cash acquired	(33)	—	—	—	(33)
Contributions to equity method investments	—	(8)	—	—	(8)
Proceeds from sale of property and equipment	—	2	6	—	8
Other investing activities	3	(4)	7	—	6
Distributions and dividends from subsidiaries	225	219	—	(444)	—

Net cash provided by (used in) investing activities	191	6	(150)	(444)	(397)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	—	—	99	—	99
Debt modification and related financing costs, net	17	—	—	—	17
Principal payments on long-term debt	(3)	(57)	(24)	—	(84)
Proceeds from sale-leaseback transactions	—	14	—	—	14
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	—	—	(54)	(208)	(262)
Distributions paid to equity holders	—	—	(424)	424	—
Purchase of noncontrolling interest	—	—	(25)	—	(25)
Capital transactions, net	(8)	—	(228)	228	(8)
Intercompany	1,549	(1,485)	(64)	—	—

Net cash provided by (used in) financing activities	1,555	(1,528)	(720)	444	(249)
Effect of exchange rate changes on cash and cash equivalents	—	—	1	—	1

Change in cash and cash equivalents	65	(2)	59	—	122

Cash and cash equivalents at beginning of period	162	25	299	—	486

Cash and cash equivalents at end of period	$227	$23	$358	$—	$608

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18: Subsequent Events

In the second quarter of 2015, the Company realigned its operating segments for financial reporting purposes into three reportable segments: Global Business Solutions, Global Financial Solutions, and Network & Security Solutions. Following the realignment, the Company retroactively adjusted all segment related disclosures included within the notes to the consolidated financial statements.

On June 2, 2015, the Company terminated and replaced its previous $1.0 billion senior secured revolving credit facility maturing September 24, 2016 with a new $1.25 billion senior secured revolving credit facility maturing on June 2, 2020, subject to timely reduction of the Company’s term loans.

On June 9, 2015, the Company acquired Transaction Wireless, Inc. (TWI), a provider of digital stored value products that offer gift card programs, loyalty incentives, and integrated marketing solutions for retailers, partners, and consumers. The purchase price was approximately $62 million in cash and $3 million in equity. The acquisition will be reported as part of the Network & Security Solutions segment.

On July 10, 2015, the Company entered into an agreement to its senior secured credit facilities providing for incremental term loans of $725 million and €250 million ($276 million), the proceeds of which were used to redeem $955 million of the Company’s 7.375% senior secured first lien notes due 2019. Associated with the redemption, the Company incurred approximately $43 million in interest and call premiums.

On July 20, 2015, the Company filed a registration statement on Form S-1 with the United States Securities and Exchange Commission for a proposed initial public offering of the Company’s Class A common stock.

FIRST DATA CORPORATION

SCHEDULE II—Valuation and Qualifying Accounts

(dollars, in millions)

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Reclassifications from Other Accounts (a)	Deductions (b)	Balance at End of Period
Year ended December 31, 2014 deducted from receivables	$43	$99	$(1)	$81	$60
Year ended December 31, 2013 deducted from receivables	46	93	—	96	43
Year ended December 31, 2012 deducted from receivables	28	84	8	74	46

(a)	Amounts related to reclassifications from other current liabilities to allowance for doubtful accounts.
(b)	Amounts related to business divestitures and write-offs against assets.